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                           AGILENT TECHNOLOGIES, INC.
                              2000 FINANCIAL REPORT

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                                TABLE OF CONTENTS

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Selected Financial Data.......................................................................       1
Management's Discussion and Analysis of Financial Condition and Results of Operations.........       2
Statement of Management Responsibility........................................................      21
Report of Independent Accountants.............................................................      22
Consolidated Balance Sheet....................................................................      23
Consolidated Statement of Earnings............................................................      24
Consolidated Statement of Cash Flows..........................................................      25
Consolidated Statement of Stockholders' Equity................................................      26
Notes to Consolidated Financial Statements....................................................      27
Quarterly Summary.............................................................................      48
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                             SELECTED FINANCIAL DATA
                                   (UNAUDITED)

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                                                                                      YEARS ENDED OCTOBER 31,
                                                                -------------------------------------------------------------------
                                                                 2000            1999           1998          1997            1996
                                                                ------          ------         ------         ------         ------
                                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF EARNINGS
  DATA (1, 2, 3, 4):
Net revenue................................................     $9,361          $6,830         $6,612         $6,577         $6,135
Earnings from continuing operations before taxes...........     $1,018            $463           $191           $633           $592

Net earnings from continuing operations....................       $672            $306           $126           $418           $373
Net earnings from discontinued operations..................        $85            $206           $131           $125           $169
Net earnings...............................................       $757            $512           $257           $543           $542
Net earnings per share -- Basic:
   Net earnings from continuing operations.................      $1.49           $0.81          $0.33          $1.10          $0.98
   Net earnings from discontinued operations...............      $0.19           $0.54          $0.35          $0.33          $0.45
   Net earnings............................................      $1.68           $1.35          $0.68          $1.43          $1.43
Net earnings per share -- Diluted:
   Net earnings from continuing operations.................      $1.48           $0.81          $0.33          $1.10          $0.98
   Net earnings from discontinued operations...............      $0.18           $0.54          $0.35          $0.33          $0.45
   Net earnings............................................      $1.66           $1.35          $0.68          $1.43          $1.43
Average shares used in computing basic net
  earnings per share.......................................        449             380            380            380            380
Average shares used in computing diluted net
  earnings per share.......................................        455             380            380            380            380
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                                                                                            OCTOBER 31,
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                                                                 2000            1999           1998          1997            1996
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                                                                                           (IN MILLIONS)
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CONSOLIDATED BALANCE SHEET DATA (1, 2, 4):
Working capital ...........................................      $2,476        $ 1,275        $ 1,010        $   937        $   976
Total assets...............................................      $8,330        $ 5,364        $ 4,922        $ 4,950        $ 4,672
Stockholders' equity.......................................      $5,265        $ 3,382        $ 3,022        $ 3,110        $ 2,998

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(1)   Consolidated financial statements and notes for all periods present
      Agilent's healthcare solutions business as a discontinued operation. See further discussion in notes to the consolidated financial statements.

(2) The historical financial information from 1996 through 1999 was carved out from the historical financial information of Hewlett-Packard using the historical results of operations and historical bases of the assets and liabilities of the Hewlett-Packard businesses that comprise our company. Therefore, the historical financial information from 1996 through 1999 is not indicative of our future performance and does not reflect what our consolidated financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

(3) Earnings from continuing and discontinued operations include $155 million and $8 million, respectively, in pre-tax restructuring charges for the year ended October 31, 1998. Earnings from continuing operations for the year ended October 31, 1999 includes a pre-tax asset impairment charge of $51 million relating to a building under construction originally intended as a manufacturing facility for eight-inch CMOS semiconductor wafers. See
      Note 12, "Restructuring, Asset Impairment and Other Charges," of the consolidated financial statements.

(4) Consolidated statement of earnings data for the year ended October 31, 2000 includes the impact of the sale of certain portions of our U.S. portfolio of lease assets to The CIT Group, Inc. Net proceeds from this sales transaction were $234 million and we recognized $197 million in net revenue from continuing operations and $83 million in cost of products from continuing operations. See Note 4, "Acquisitions and Dispositions," of the consolidated financial statements.

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           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                                   (UNAUDITED)

      The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Financial Report. The following discussion contains forward-looking statements including, without limitation, statements regarding the anticipated completion of transactions and our liquidity position and our expected overall growth that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements due to certain factors, including those discussed below in "Factors That May Affect Future Results" and elsewhere in this financial report.

OVERVIEW

      On March 2, 1999, Hewlett-Packard Company (Hewlett-Packard) announced a plan to create a separate company, subsequently named Agilent Technologies, that comprised Hewlett-Packard's businesses in test and measurement, semiconductor products, healthcare solutions, chemical analysis, related portions of Hewlett-Packard Laboratories and associated infrastructure. On November 1, 1999, we began operating as a separate, stand-alone company. On November 18, 1999, we launched our initial public offering of 72,000,000 shares of common stock at $30 per share. After the completion of our initial public offering in November 1999, Hewlett-Packard owned approximately 84.1% of our outstanding common stock. On November 23, 1999, we paid the net proceeds of the offering of $2.1 billion to Hewlett-Packard as a dividend. On April 7, 2000, Hewlett-Packard announced that its board of directors had declared a stock dividend of all of Hewlett-Packard's shares in us. The dividend was distributed on June 2, 2000 to Hewlett-Packard shareholders of record as of May 2, 2000. The distribution was made on the basis of 0.3814 of an Agilent share for each Hewlett-Packard common share outstanding.

     We were incorporated in Delaware in May 1999 as a wholly-owned subsidiary of Hewlett-Packard. Our businesses historically were operated as internal units of Hewlett-Packard. In November 1999, Hewlett-Packard transferred to us a majority of the assets and liabilities relating to our businesses and also provided us with cash funding of approximately $1.1 billion. Hewlett-Packard retained some of our assets and liabilities including our accounts receivable and accounts payable, accrued payroll and related items and taxes payable, except deferred taxes, and transferred to us some of the assets and liabilities related to its business, including some of the accounts receivable, accounts payable and other liabilities of Agilent Technologies Japan, Ltd. (formerly Hewlett-Packard Japan, Ltd.). In addition, Hewlett-Packard transferred to us $521 million to fund our acquisition of Yokogawa Electric Corporation's 25% minority equity ownership of Agilent Technologies Japan, Ltd. In December 1999, Hewlett-Packard provided us with additional cash funding of approximately $200 million based on our and Hewlett-Packard's balance sheets as of October 31, 1999.

We have entered into various agreements with Hewlett-Packard related to certain ongoing relationships between the companies. In addition, we have entered into agreements with Hewlett-Packard under which Hewlett-Packard will provide services to us during a transition period which began November 1, 1999. For a brief description of these agreements, see Note 15, "Transactions with Hewlett-Packard," of the consolidated financial statements. The agreements relate primarily to information technology, customer financing, accounting and administrative, and building services. Under these agreements, we reimburse Hewlett-Packard for its cost of the service plus 5%. The transition period varies depending on the agreement but is generally less than two years. Some of the agreements, including those for building services, customer services and information technology services, may be extended beyond the initial transition period. If these agreements are extended, we will reimburse Hewlett-Packard at its cost plus 10% for information technology services and most other services and at negotiated market rates for building services. The agreements do not necessarily reflect the costs of obtaining the services from unrelated third parties or of our providing the applicable services ourselves. However, we believe that purchasing these services from Hewlett-Packard provides us with an efficient means of obtaining these services during the transition period. In addition, we provide some transition services to Hewlett-Packard, for which we are reimbursed at our cost plus 5%.

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Basis of Presentation

      Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year.

      The 2000 consolidated financial statements reflect the results of operations, changes in cash flows, and the financial position of our businesses. We began accumulating retained earnings on November 1, 1999.

      The 1999 and 1998 consolidated financial statements were prepared using Hewlett-Packard's historical bases in the assets and liabilities and our historical results of operations. The 1999 and 1998 consolidated financial statements include allocations of certain Hewlett-Packard corporate expenses, including centralized research and development, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other Hewlett-Packard corporate and infrastructure costs. The expense allocations were determined on bases that Hewlett-Packard and we considered to be a reasonable reflection of the utilization of services provided to us or the benefit received by us. Therefore, the financial information presented in this Financial Report for 1999 and 1998 is not indicative of our consolidated financial position, results of operations or cash flows in subsequent periods nor is it necessarily indicative of what our consolidated financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity in those periods prior to 2000.

In the first quarter of 2001, we agreed to sell our healthcare solutions business to Koninklijke Philips Electronics, N.V. ("Philips") for approximately $1.7 billion. Most of our healthcare solutions business' operational facilities and certain associated assets and liabilities will transfer to Philips. Virtually all employees of our healthcare solutions business, including the healthcare solutions business-dedicated infrastructure employees, will be offered employment by Philips, subject to local statutory laws. We will be restricted from competing in the development, manufacturing, selling or servicing of certain medical products for five years.

Our consolidated financial statements have been restated to reflect our healthcare solutions business as discontinued operations in accordance with Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). The financial position, results of operations and cash flows of our healthcare solutions business have been classified as discontinued, and all periods have been restated, including the reallocation of general overhead charges to our remaining business segments. Agilent and Philips expect to complete the transaction before the end of fiscal 2001 at which time we anticipate recording an after-tax gain in the range of $600 million to $700 million. The amount of the gain is subject to change due to a number of factors, including the valuation of certain assets and liabilities and the length of time to the closing date of the sale.

Restructuring, Asset Impairment and Other Charges

      In August 2000, Agilent announced a restructuring of its healthcare solutions business. The restructuring resulted in a workforce reduction through severance programs, as well as consolidation of its business operations. Since the announcement, 396 regular employees located in the United States, Asia Pacific and Europe have accepted severance packages and 200 temporary employees have been terminated. Agilent recognized a $21 million pre-tax restructuring charge comprised of $13 million for estimated severance benefits and $8 million for non-cash asset write downs. The following amounts are included in Agilent's net earnings from discontinued operations: $11 million in cost of products, $4 million in cost of services and other and the remainder is included in other expenses. As of October 31, 2000, $2 million in severance benefits has been paid and charged against the liability. The remainder of the liability is reported as part of Agilent's net investment in discontinued operations and will be utilized during 2001.

      In 1999, we recognized an impairment loss of $51 million related to a building that was under construction for the intended purpose of housing manufacturing operations for eight-inch CMOS semiconductor wafers. At the time construction was stopped, only the building shell was complete. After exhaustive efforts to find a semiconductor manufacturing partner to utilize the building for its initial intended use, management concluded that the highest fair value to be realized from this building was based on selling it for use as an office or general use facility. In 2000, we actively marketed the building shell without success. In late 2000, in response to the increased demand in the wireless semiconductor market and our need to increase gallium arsenide ("GaAs") manufacturing capacity, management decided to resume construction of a portion of the building shell. When completed, this portion of the

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building will manufacture six-inch GaAs semiconductor wafers. We anticipate that the completed manufacturing facility will be put into service sometime in 2002, at which time depreciation will commence.

      During 1998, we recorded a pre-tax restructuring charge of $163 million, primarily related to the transfer of the production of certain semiconductor wafers to a third-party contractor. Of this amount, $138 million was included in cost of products, $7 million in research and development and $18 million in selling, general and administrative expenses. Included in this charge was $85 million for non-cash asset writedowns of equipment that was subsequently abandoned or sold. Also included in this charge was $78 million for employee severance benefits that have been paid. Of the total $163 million change, $8 million was included in net earnings from discontinued operations as it related to restructuring a portion of the healthcare solutions group.

      Also during 1998, we recorded a pre-tax charge of $37 million for the writedown of an investment in convertible preferred stock of a medical products company to its fair value because management had determined the impairment was not temporary. The full charge was included in net earnings from discontinued operations.


Sale of leasing portfolio to CIT

      In the fourth quarter of 2000, we entered into a vendor financing agreement with the CIT Group, Inc. ("CIT"), whereby CIT will provide equipment financing and leasing services to our customers on a global basis. Under the terms of the agreement, CIT established a wholly-owned subsidiary, Agilent Financial Services, Inc. ("AFS"), and is offering financing products to our customers under this name. CIT, through AFS, will be providing funding and services related to equipment financing to customers in most of our businesses. These services include credit review, document generation, pricing, invoicing and collections. We also entered into an asset purchase agreement with CIT pursuant to which we sold them certain portions of our U.S. portfolio of lease assets during the fourth quarter of 2000. Net proceeds from this sales transaction were $234 million and we recognized $197 million in net revenue and $83 million in cost of products in continuing operations.

In 2001, Agilent sold additional portions of its portfolio of lease assets to CIT. Net proceeds from these sales transactions for the six months ended April 30, 2001 were $231 million. Agilent has agreed in principle to sell the remainder of its portfolio of lease assets to CIT during the remainder of 2001.


Acquisition of OSI

      On January 5, 2001, we acquired Objective Systems Integrators, Inc. ("OSI") for a total purchase price of $716 million. Of this total, $690 million was cash and the remainder represents the fair value of options issued. The purchase method of accounting was used for this transaction and accordingly goodwill and other intangibles of $593 million were created and will be amortized over three years. OSI is a leading provider of next-generation operations-support-system software for communications service providers. Their results of operations and assets will be reported within our test and measurement business.


Sale of land in San Jose

      On February 20, 2001, Agilent announced that it sold an approximately 40-acre parcel of surplus land in San Jose, California, resulting in a pre-tax gain of approximately $269 million.


Cyclical Business and General Economic Conditions

      The sales of our products and services are dependent, to a large degree, on customers whose industries are subject to cyclical trends in the demand for their products. Shifts in the semiconductor market, electronics industry, computer industry and telecommunications markets, as well as rapidly shifting global economic conditions, have had and will have significant impacts on our businesses.

In 2001, an economic downturn has had an impact on consumer and capital spending in many of the worldwide markets that we serve. It also has created an imbalance of supply and demand in the wireless and semiconductor

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manufacturing industries. Management is uncertain as to how long and how severe the current downturn may be in these markets. These forces resulted in orders declining 22% in the first six months of fiscal 2001 as compared to the same period in 2000. Substantially all of the impacts of this decline were on our test and measurement and semiconductor products businesses. Since the incoming order rate is a good indicator of future revenue, we expect revenue and net earnings to be down substantially in the second half of fiscal 2001 compared to the same period last year, and compared to the first half of fiscal 2001. It is also very likely that revenue in the third quarter 2001 will also be lower than in the second quarter of 2001.

     Our revenue and operating results for 2000 compared to 1999 improved as a result of an upturn in the semiconductor industry. Additionally, as a capital equipment provider, our revenue is driven by the capital expenditure budgets and spending patterns of our customers who often delay or accelerate purchases in reaction to variations in their businesses and in the economy. We expect some portions of our businesses to remain cyclical in the future. Given that a high proportion of our costs are fixed, variability in revenue as a result of these business cycles could disproportionately affect our quarterly and annual results.

     Beginning in the second half of 1998 and continuing into the first half of 1999, our revenue and operating results declined as a result of the downturn in Asian economies, particularly in Korea and Japan. Many of our major customers, particularly those in the semiconductor and electronics industries, delayed or canceled purchases of our products. This had a significant impact on us, particularly our test and measurement business. These conditions began to improve in the second half of 1999 and, accordingly, our revenue and operating results improved.

Impact of Foreign Currencies

     We sell our products in many countries and a portion of our sales and a portion of our costs and expenses are denominated in foreign currencies, especially in the Japanese yen and the Euro. In 2000 compared to 1999, the U.S. dollar strengthened against both the Japanese yen and the Euro, which had an immaterial effect on our net revenue and operating expense growth. Our foreign currency exposures are hedged as part of our global risk management program, which is designed to minimize exposure to foreign currency fluctuations.

RECENT ACCOUNTING PRONOUNCEMENTS

      Effective November 1, 2000, Agilent adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires that all derivative financial instruments be recognized as either assets or liabilities on the balance sheet and carried at fair value. Changes in the fair value of derivative instruments are recognized periodically in earnings or stockholders' equity, depending on the intended use of the instrument.

     Agilent enters into certain foreign exchange contracts, primarily forwards and purchased options, to hedge exposures to changes in foreign currency exchange rates. Agilent does not use derivative financial instruments for speculative or trading purposes.

     Certain foreign exchange forward contracts are entered into to minimize the exposure to changes in the value of foreign-currency denominated assets and liabilities. Such forward contracts are considered to be effective economic hedges of the underlying assets and liabilities. However, such contracts are not afforded hedge accounting treatment under SFAS No. 133 and resultant changes in value are recorded currently in earnings.

     Forward contracts and purchased currency options which are designated as cash flow hedges, are employed by Agilent to hedge committed and anticipated foreign currency sales. Generally the maximum term of forward contracts and options do not exceed three years and six months, respectively.

     Agilent may also, from time to time, acquire warrants to purchase securities of other companies as part of strategic relationships.

The adoption of SFAS No. 133 resulted in a cumulative pre-tax reduction in earnings of $41 million ($25 million after-tax) and a pre-tax increase in other comprehensive income of $10 million.

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     In December 1999, the Securities and Exchange Commission (SEC) issued Staff
Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." This Staff Accounting Bulletin, as amended, is effective no later than the fourth quarter of 2001. We currently do not believe the adoption will have a material effect on our annual consolidated financial statements.

RESULTS OF OPERATIONS

     Our results of operations for the years ended October 31, 2000, 1999 and 1998 in dollars and as a percentage of total net revenue follow.

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                                                                                                          AS A PERCENTAGE OF
                                                                         DOLLARS                           TOTAL NET REVENUE
                                                          -----------------------------------       -----------------------------
                                                                                     YEARS ENDED OCTOBER 31,
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                                                            2000          1999          1998         2000        1999        1998
                                                          -------       -------       -------       -----       -----       -----
                                                                                         (IN MILLIONS)
Net revenue from continuing operations:
  Products .........................................      $ 8,299       $ 5,895       $ 5,797          88.7%       86.3%       87.7%
  Services and other ...............................        1,062           935           815          11.3        13.7        12.3
                                                          -------       -------       -------         -----       -----       -----
     Total net revenue .............................        9,361         6,830         6,612         100.0%      100.0%      100.0%
                                                          -------       -------       -------         -----       -----       -----
Costs and expenses:
  Cost of products .................................        4,143         3,098         3,346          44.3        45.4        50.6
  Cost of services and other .......................          592           529           463           6.3         7.7         7.0
  Research and development .........................        1,129           879           839          12.1        12.9        12.7
  Selling, general and administrative ..............        2,573         1,902         1,766          27.5        27.8        26.7
                                                          -------       -------       -------         -----       -----       -----
     Total costs and expenses ......................        8,437         6,408         6,414          90.1        93.8        97.0
                                                          -------       -------       -------         -----       -----       -----
Earnings from continuing operations ................          924           422           198           9.9         6.2         3.0
Other income (expense), net ........................           94            41            (7)          1.0          .6         (.1)
                                                          -------       -------       -------         -----       -----       -----
Earnings from continuing operations before taxes ...        1,018           463           191          10.9         6.8         2.9
Provision for taxes ................................          346           157            65           3.7         2.3         1.0
                                                          -------       -------       -------         -----       -----       -----
Net earnings from continuing operations ............          672           306           126           7.2%        4.5%        1.9%
Net earnings from discontinued operations ..........           85           206           131
                                                          -------       -------       -------
Net earnings .......................................      $   757       $   512       $   257
                                                          =======       =======       =======
Cost of products as a percentage of products revenue                                                   49.9%       52.6%       57.7%
Cost of services and other as a percentage of
  services and other revenue                                                                           55.7%       56.6%       56.8%

Net revenue from continuing operations

     Total net revenue from continuing operations increased 37.1 percent to $9.4 billion in 2000 from 1999 and 3.3 percent to $6.8 billion in 1999 from 1998.
Excluding the sale of certain portions of our U.S. portfolio of lease assets to CIT, net revenue increased 34.2 percent in 2000 from 1999. The increase in 2000 was spurred by continued growth in net revenue from the communications and electronics markets. This was especially due to the robust demand for our test and measurement and semiconductor products, more specifically for our wireless, fiber-optics, networking and imaging components. Increased demand in Asia also contributed to net revenue growth in 2000. Net revenue for 2000 from our chemical analysis business was essentially flat. The increase in 1999 compared to 1998 was primarily due to growth in the communications market, improvement in economic conditions in Asia and strengthening of the semiconductor industry in general.

United States revenue increased 37.1 percent to $4.0 billion in 2000 and increased 0.8 percent to $2.9 billion in 1999 from 1998. International revenue increased 37.0 percent to $5.4 billion in 2000 and increased 5.2 percent to $3.9 billion in 1999 from 1998. Domestic growth came primarily from our businesses which serve the communications and electronics markets. The relatively higher net revenue growth internationally was primarily attributable to increased demand in Asia, particularly in Taiwan, Korea and Japan. There was minimal currency impact on net revenue growth in 2000. In the last half of 1998 and the first half of 1999, economic conditions in Asia adversely affected revenue from sales of our products and services to customers in Korea and Japan. In addition, global weakness in the semiconductor industry caused our product revenue to decline in 1998 and into the

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first half of 1999. These conditions began to improve in the second half of 1999 and, accordingly, our revenue improved, both within the United States and internationally.

     In 2000 compared to 1999, revenue from products increased 40.8 percent while revenue from services and other increased 13.6 percent. In 1999 compared to 1998, revenue from products increased 1.7 percent while revenue from services and other increased 14.7 percent. The relatively higher product revenue growth in 2000 was primarily due to growth in our businesses which serve the communications and electronics markets, a strengthening of the semiconductor industry and increased demand in Asia. Generally, there is a lag between service revenue growth and product revenue growth. This lag occurs because service revenue increases as our installed base of products increases and warranty periods expire. Lower product revenue growth in 1999 was primarily due to weak economic conditions in Asia and weak demand in the semiconductor industry.

Earnings from continuing operations

     Earnings from continuing operations before taxes increased 119.9 percent to $1.0 billion in 2000 from 1999 and increased 142.4 percent to $463 million in 1999 from 1998. Excluding the sale of certain portions of our U.S. portfolio of lease assets to CIT, earnings from continuing operations before taxes increased
95.3 percent in 2000 from 1999. The increase in 2000 was primarily due to strong results in the test and measurement and semiconductor products businesses. These improved results were partially offset by flat performance from our chemical analysis business and additional on-going costs associated with operating on our own and previously planned research and development in the life sciences. The increase in 1999 was due to higher net revenue combined with cost savings of approximately $80 million as a result of the 1998 restructuring. Also, 1999 results included a $51 million asset impairment charge related to a building intended for the manufacture of eight-inch CMOS semiconductor wafers.

     As a percentage of net revenue, cost of products and services decreased 2.5 percentage points in 2000 from 1999 and decreased 4.5 percentage points in 1999 from 1998. Excluding the sale of certain portions of our U.S. portfolio of lease assets to CIT and the 1999 impairment charge of $51 million, cost of products and services as a percentage of net revenue decreased 1.6 percentage points in 2000 from 1999. The decrease in 2000 was primarily attributable to higher volumes in the test and measurement and semiconductor products businesses as well as a more profitable product mix in the semiconductor products business.
The decrease was partially offset by manufacturing inefficiencies related to parts shortages, and manufacturing consolidations. In 1999, all three business segments recorded improvement in cost of products and services and other as a percentage of net revenue with semiconductor products accounting for the most significant improvement due primarily to cost improvements resulting from the 1998 restructuring.

     Operating expenses as a percentage of net revenue decreased 1.2 percentage points in 2000 from 1999 and increased 1.3 percentage points in 1999 from 1998.
The decrease in 2000 was primarily due to the leverage of expenses achieved from the revenue growth in the communications and electronics markets partially offset by increases in research and development spending and higher marketing costs, including advertising and branding expenses. The increased marketing costs were allocated to each of the three continuing operations segments. The increase in 1999 was due to higher expenses related to our becoming an independent company, including advertising and branding expense. This effect was partially offset by higher net revenue and some cost savings resulting from the 1998 restructuring.

     General overhead costs of $225 million in 2000, $194 million in 1999 and $182 million in 1998 previously allocated to our healthcare solutions segment have been reallocated to each of the three continuing operations segments.

Other income (expense), net

     Other income (expense), net, increased $53 million to $94 million in 2000 from $41 million in 1999. The increase in 2000 was primarily due to approximately $29 million of gain on sales of equity investments that no longer supported our business strategies and interest income earned on the initial cash funding received from Hewlett-Packard. Included in 1999 were gains of $50 million related to the divestiture of several portions of our businesses.

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Provision for taxes

     The effective tax rate for continuing operations in the periods reported was constant at 34%.

     In 2001, the tax rate for continuing operations has changed from 2000, primarily due to the goodwill from the acquisition of OSI, the amount of our pre-tax earnings and the mix of those earnings amongst jurisdictions with varying statutory rates. In 2001, the impact on the effective tax rate for continuing operations from the sale of our healthcare solutions business is expected to be immaterial. Our future effective tax rate will continue to be calculated using an estimate of our annual pre-tax income and will be subject to the impact of future profitability, the effects of business acquisitions and dispositions, as well as changes in the mix of our pre-tax earnings amongst jurisdictions with varying statutory rates.
    Taxes on the anticipated sale of our healthcare solutions business will be reflected in the gain on sale of discontinued operations.


TEST AND MEASUREMENT

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                                                YEARS ENDED OCTOBER 31,
                                         --------------------------------------
                                          2000            1999            1998
                                         ------          ------          ------
                                                 (DOLLARS IN MILLIONS)
Net revenue ....................         $6,108          $4,082          $4,100
Earnings from operations .......            658             239             264
Operating margin ...............           10.8%            5.9%            6.4%


Net revenue

     Net revenue from our test and measurement business increased 49.6 percent to $6.1 billion in 2000 from 1999 and remained essentially unchanged in 1999 from 1998. Excluding the sale of our U.S. portfolio of lease assets to CIT, net revenue increased 44.9 percent in 2000 from 1999. The increase in 2000 was attributable to strong growth in the sales of our products into the optical, wireless and networking markets. Also, third-party manufacturing contractors added capacity to meet demand and increased their purchases of our test and measurement products. Net revenue growth in 1999 was negatively affected by weakness in the semiconductor industry and decreased demand in Asia. Due to competitive pressures and difficult market conditions, we granted more pricing discounts and customer allowances than in previous years. This impact was partially offset by increased sales volumes of communications products and optical networks in the second half of 1999 as market conditions improved.

     Net revenue from products increased 55.8 percent in 2000 from 1999 and decreased 3.0 percent in 1999 from 1998. Excluding the sale of certain portions of our U.S. portfolio of lease assets to CIT, net revenue from products increased 50.1 percent in 2000 from 1999. Net revenue from services and other increased 18.8 percent in 2000 from 1999 and 14.6 percent in 1999 from 1998. The relatively greater product revenue growth in 2000 was primarily due to the growing communications market and the increased demand in Asia. Generally, there is a lag between service revenue growth and product revenue growth. This lag occurs because service revenue increases as our installed base of products increases and warranty periods expire. Product revenue decreased in 1999 primarily due to weakness in the semiconductor industry and decreased demand in Asia.

Earnings from operations

     Earnings from operations from our test and measurement business increased
175.3 percent to $658 million in 2000 from 1999 and decreased 9.5 percent to $239 million in 1999 from 1998. The increase in 2000 resulted primarily from higher net revenue as discussed above. In 1999, the decrease resulted from lower cost of products and services, partially offset by higher operating expenses as a percentage of revenue.

     Cost of products and services as a percentage of net revenue decreased 0.9 percentage points in 2000 from 1999 and 1.8 percentage points in 1999 from 1998. The decrease in 2000 was primarily due to higher net revenue partially offset by manufacturing inefficiencies incurred in our efforts to meet customer demand. The decrease in 1999 was due to cost savings resulting from the 1998 restructuring and was partially offset by the effect of lower volumes of products sold, primarily wireless communication test equipment and automated test equipment, and higher service revenue and the associated higher cost of this revenue.

     Operating expenses as a percentage of net revenue decreased 4.0 percentage points in 2000 from 1999 and increased 2.4 percentage points in 1999 from 1998. The decrease in 2000 was due to higher net revenue partially offset by higher marketing and research and development expenses. The increase in 1999 from 1998 was due to slightly lower net revenue combined with higher levels of expense. In 1999, continued savings from cost reduction programs initiated in the second half of 1998 partially offset this trend. However, costs incurred as part of becoming a stand-alone entity, particularly costs related to branding moved overall operating expenses higher.


SEMICONDUCTOR PRODUCTS

                                                YEARS ENDED OCTOBER 31,
                                         --------------------------------------
                                          2000           1999          1998
                                         ------        -------       -------
                                                 (DOLLARS IN MILLIONS)
Net revenue .........................    $ 2,213       $ 1,722       $ 1,574
Earnings (loss) from operations .....        241           100          (125)
Operating margin ....................       10.9%          5.8%         (7.9)%

Net revenue

     Net revenue from our semiconductor products business increased 28.5 percent to $2.2 billion in 2000 from 1999 and 9.4 percent to $1.7 billion in 1999 from 1998. The increase in 2000 was the result of strong growth in all semiconductor products including wireless, networking and imaging components. Networking component growth was the result of growth in the sales of fiber-optic transceivers and high-speed networking products tailored for Metro Area Network
(MAN), as well as storage area networking products and Gigabit Ethernet Local Area Network (LAN) applications. Imaging products for digital cameras and optical mice also achieved particularly strong growth in 2000. The increase in 1999 was achieved despite the sale of the power amplifier business in late 1998. If net revenue in 1998 were adjusted to exclude revenue of the power amplifier business, net revenue would have increased by 15.2 percent in 1999 over 1998. Net revenue growth in 1999 primarily reflects increased shipments of fiber optics products, application specific integrated circuits (ASICs), motion control products, wireless semiconductor products, and high-speed networking products. As a percentage of net revenue for the semiconductor products business, revenue from sales to Hewlett-Packard, consisting primarily of ASICs and motion control products, was 30.3 percent in 2000, 37.0 percent in 1999 and
34.5 percent in 1998.

     In 2000, we expanded our existing joint venture relationship with Philips to develop our manufacturing light-emitting diodes (LED) and transferred a portion of our LED business into the joint venture. LEDs are used for various lighting and display purposes. Since we do not have a majority ownership interest in the joint venture, the revenue, costs and expenses of the LED business transferred to the joint venture are no longer consolidated in our results. Instead, we record our portion of the joint venture's net earnings or loss in other income (expense), net, which in 2000, was minimal. Adjusting the 1999 base for revenues relating to the LED business and our exit from the microprocessor business, net revenue growth for 2000 would have been 40.3 percent.

Earnings (loss) from operations

     Earnings from operations from our semiconductor products business increased 141 percent to $241 million in 2000 from 1999 and increased to $100 million in 1999 from a loss of $125 million in 1998. The increase in 2000 resulted from higher net revenue and lower cost of products as a percentage of net revenue, partially offset by higher operating expenses. The increase in 1999 resulted from higher revenue and cost savings from the 1998 restructuring.

     Cost of products as a percentage of net revenue decreased 6.2 percentage points in 2000 from 1999 and decreased 13.5 percentage points in 1999 from 1998. Adjusting for the 1999 impairment charge of $51 million and the transfer of a portion of our LED business to Philips, cost of products as a percentage of net revenue decreased 2.6 percentage points in 2000 from 1999. The decrease in 2000 was primarily related to increased volumes and a more favorable product mix. Adjusting for both the 1999 impairment charge and the 1998 restructuring, cost of products as a percentage of net revenue decreased 7.7 percentage points in 1999 from 1998. The decrease in 1999 resulted from increased sales volumes of ASIC's and a more profitable product mix, especially higher volumes of fiber optic communications products, motion control devices and microprocessors.

     Operating expenses as a percentage of net revenue increased 1.1 percentage points in 2000 from 1999 and decreased 0.2 percentage points in 1999 from 1998. The increase in 2000 was primarily due to infrastructure costs related to operating on our own and increased research and development costs, particularly in the areas of fiber optics, high-speed networking, and image and position sensor products. The decrease in 1999 was primarily the result of higher net revenue.

CHEMICAL ANALYSIS

                                                YEARS ENDED OCTOBER 31,
                                         --------------------------------------
                                          2000            1999            1998
                                         ------          ------          ------
                                                 (DOLLARS IN MILLIONS)
Net revenue ....................         $1,040          $1,026          $  938
Earnings from operations .......             25              83              59
Operating margin ...............            2.4%            8.1%            6.3%

Net revenue

     Net revenue from our chemical analysis business was essentially flat at $1.0 billion in 2000 and 1999 and increased 9.4 percent to $1.0 billion in 1999 from 1998. In 2000, revenue growth in our products sold to the pharmaceutical and life sciences markets was partially offset by weakness in our traditional chemical and environmental markets. New product releases contributed to increased sales of our liquid chromatography and mass spectrometry products. Services and other revenue were flat in 2000 from 1999. The net revenue increase in 1999 was generated by growth across all product lines and included a 14.5 percent increase in services and other revenue. Demand within the pharmaceutical industry was especially strong, leading to increased sales of our liquid chromatography products. In addition, sales to our customers in Asia in the second half of 1999 increased as economic conditions in the region continued to improve.

Earnings from operations

     Earnings from operations from our chemical analysis business decreased 69.9 percent to $25 million in 2000 from 1999 and increased 40.7 percent to $83 million in 1999 from 1998. The decrease in 2000 was primarily due to higher infrastructure costs and branding expenses related to the costs of operating on our own as well as planned research and development in life sciences to launch new products. The increase in 1999 was due primarily to higher net revenue, partially offset by higher costs and expenses.

     Cost of products and services as a percentage of net revenue increased by
0.8 percentage points in 2000 from 1999 and decreased by 3.5 percentage points in 1999 from 1998. In 2000, the increase was primarily due to lower volumes, start-up costs for life sciences products as well as higher infrastructure costs and branding expenses relating to operating on our own. In 1999, the improvement was related to higher volumes, greater manufacturing efficiencies in our mass spectrometer and liquid chromatography product lines and lower warranty costs. In addition, greater efficiency within the service business accounted for 0.8 percentage points of the improvement.

     Operating expenses as a percentage of net revenue increased 4.9 percentage points in 2000 from 1999 and increased 1.7 percentage points in 1999 from 1998. In 2000, the increase resulted primarily from increased life sciences research and development activities, higher infrastructure costs and branding expenses relating to operating on our own. The increase in 1999 resulted from greater growth in marketing and selling costs than in net revenue.

HEALTHCARE SOLUTIONS - DISCONTINUED OPERATIONS

     Our healthcare solutions business is now classified as discontinued operations. The following table shows the results of operations of Agilent's healthcare solutions business.

                                                             YEARS ENDED OCTOBER 31,
                                                        ---------------------------------
                                                         2000          1999        1998
                                                        ------       -------      -------
                                                                (DOLLARS IN MILLIONS)
Net revenue ......................................      $ 1,412      $ 1,501      $ 1,340

                                                             YEARS ENDED OCTOBER 31,
                                                        ---------------------------------
                                                         2000          1999        1998
                                                        ------       -------      -------
                                                                (DOLLARS IN MILLIONS)
Costs and expenses................................        1,283        1,182        1,096
Earnings from discontinued operations ............          129          319          244
Other income (expense), net ......................           17            5          (39)
                                                        -------      -------      -------
Earnings from discontinued operations before taxes          146          324          205
Provision for taxes ..............................           61          118           74
                                                        -------      -------      -------
Net earnings from discontinued operations ........      $    85      $   206      $   131
                                                        =======      =======      =======


     In the first quarter of 2001, we announced an agreement to sell our healthcare solutions business to Philips. See Overview section of the MD&A. The sale is contingent upon customary closing conditions, but is expected to complete by the end of fiscal 2001.


LIQUIDITY AND CAPITAL RESOURCES

     Our financial position remained strong at October 31, 2000, with cash and cash equivalents of $996 million.

     Prior to November 1, 1999, cash receipts associated with our businesses were transferred to Hewlett-Packard on a daily basis and Hewlett-Packard provided funds to cover our disbursements. Accordingly, we reported no cash or cash equivalents at October 31, 1999 and 1998. In accordance with our separation agreement with Hewlett-Packard, as of November 1, 1999, Hewlett-Packard retained some of our assets and liabilities and transferred to us some of the assets and liabilities related to its business. In November and December 1999, Hewlett-Packard made cash payments to us totaling $1.3 billion to fund our working capital and other needs of our operations as a separate, stand-alone entity. In addition, Hewlett-Packard transferred approximately $0.5 billion to fund our acquisition of Yokogawa Electric Corporation's (Yokagawa) 25% minority interest in Agilent Technologies Japan, Ltd. The net proceeds of our initial public offering of $2.1 billion were received in November 1999 and immediately distributed to Hewlett-Packard as a dividend.

     Of the total $1.8 billion received from Hewlett-Packard, $1.1 billion was classified as net cash provided by financing activities and $0.7 billion was classified among several categories as net cash provided by operating activities in the consolidated statement of cash flows for the year ended October 31, 2000.

     We generated cash from continuing operations of $536 million in 2000 compared to $341 million in 1999 and $542 million in 1998. In 2000, 1999 and 1998, cash from continuing operations was primarily a result of net earnings. In addition, lower cash from continuing operations in 1999 resulted from a significant increase in accounts receivable due to particularly strong shipments in October 1999.

     Net cash utilized for investing activities was $1,062 million in 2000 compared to $336 million in 1999 and $250 million in 1998. In all periods, capital expenditures for property, plant and equipment and business acquisitions partially offset by proceeds from divestitures and the disposal of excess, unused or retired assets constituted substantially all of our cash used in investing activities. We used $691 million in 2000 to pay for the first and second installments of the purchase of Yokagawa's minority interest in Agilent Technologies Japan, Ltd and several other companies. We purchased the remaining 4.2% of Agilent Technologies Japan, Ltd's shares owned by Yokogawa in January 2001. Hewlett-Packard provided the funding for the Yokogawa transaction in November 1999.

     Future sales of our portfolio of lease assets to CIT are anticipated during 2001. In the first six months of fiscal 2001, we realized net proceeds of $213 million from the sale of certain portions of our lease portfolio to CIT. We are currently negotiating the details of the future sales agreements.

     In February 2001, we sold a parcel of land in San Jose, California for $287 million, net of transaction costs.

     In the first quarter of 2001, we entered into an agreement to sell our healthcare solutions business to Phillips for approximately $1.7 billion in cash. We expect to complete the transaction before the end of fiscal 2001.

      On January 2, 2001, we entered into a new one-year revolving credit facility for $150 million,that has the same terms and conditions as our existing five-year $250 million and one-year $250 million revolving credit facilities. In addition to these committed facilities, we have access to uncommitted credit lines through our banking partners.

     On January 5, 2001, we acquired Objective Systems Integrators, Inc. ("OSI") for a total purchase price of $716 million. Of this total, $690 million was cash and the remainder represents the fair value of options granted.

     Our liquidity is affected by many factors, some of which are based on the normal ongoing operations of our businesses and some of which arise from fluctuations related to global economies and markets. We believe that cash generated from operations, the anticipated proceeds from the sale of our healthcare solutions business and our bank credit facilities will be sufficient to satisfy our working capital, capital expenditure and research and development funding requirements for the foreseeable future. However, we may require or choose to obtain additional debt or equity financing in the future. We cannot assure that additional financing, if needed, will be available on favorable terms.


FACTORS THAT MAY AFFECT FUTURE RESULTS

IF WE DO NOT INTRODUCE NEW PRODUCTS AND SERVICES IN A TIMELY MANNER, OUR PRODUCTS AND SERVICES WILL BECOME OBSOLETE, AND OUR OPERATING RESULTS WILL SUFFER.

We sell our products in several industries that are characterized by rapid technological changes, frequent new product and service introductions and evolving industry standards. Without the timely introduction of new products, services and enhancements, our products and services will likely become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new product and service offerings will depend on several factors, including our ability to:

-    properly identify customer needs;

-    price our products competitively;

-    innovate and develop new technologies and applications;

-    successfully commercialize new technologies in a timely manner;

-    manufacture and deliver our products in sufficient volumes on time;

-    differentiate our offerings from our competitors' offerings; and

- anticipate our competitors' announcements of new products, services or technological innovations.

OUR OPERATING RESULTS COULD BE HARMED IF THE GENERAL ECONOMY OR THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS ARE IN DOWNWARD CYCLES.

Several significant industries and markets into which we sell our products are cyclical and are subject to general economic conditions. From time to time, both the semiconductor and the electronics industries have experienced significant downturns, often in connection with, or in anticipation of maturing product cycles and declines in general economic conditions. The computer industry is also subject to seasonal and cyclical fluctuations in demand for its products. These industry and general economic downturns have been characterized by diminished product demand, excess manufacturing capacity and the subsequent accelerated erosion of average selling prices.

The recent economic downturn reduced consumer and capital spending in many of the markets that we serve worldwide. It also has created an imbalance of supply and demand in the wireless and semiconductor manufacturing industries. These forces resulted in second quarter 2001 orders declining 41 percent from the previous year's levels, with the most significant impacts on our test and measurement and semiconductor product businesses. We are uncertain as to how long and how deep the current downturn may be in these markets. Several factors make it very likely that revenue in the third quarter will be lower than in the second quarter: the extremely uncertain business climate, the steep order decline in the second quarter and the fact that the company shipped a substantial portion of its backlog during the second quarter. Any continued or further slowdowns in our customers' markets or in general economic conditions would likely result in a reduction in demand for our products and services and could harm our business and our stock price.

WE HAVE TAKEN AND CONTINUE TO TAKE MEASURES TO ADDRESS THE RECENT SLOWDOWN IN DEMAND, WHICH COULD HAVE LONG-TERM EFFECTS ON OUR BUSINESS

Our business has been experiencing lower revenues due to decreased or cancelled customer orders. In an attempt to reduce our expenses, we have frozen hiring, cut back significantly on our use of temporary workers and reduced all discretionary spending. We also have initiated short-term manufacturing closures to reduce production levels. In early April, Agilent announced a temporary 10-percent reduction in pay, effective May 1. This reduction in pay applies to all employees globally, wherever possible. The reduction in pay takes effect via a 10-percent reduction in hours for certain employees, in accordance with local law. In addition, Agilent is continuing initiatives to streamline its operations and improve its customer interfaces. Each of these measures could have long-term effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products and making it more difficult for us to respond to customers. These circumstances could cause a decline in our revenues.

IF DEMAND FOR OUR PRODUCTS DOES NOT MATCH OUR MANUFACTURING CAPACITY, OUR EARNINGS MAY SUFFER.

Because we cannot quickly adapt our production and related cost structures to rapidly changing market conditions, if demand does not meet our expectations, our manufacturing capacity will exceed our production requirements. The fixed costs associated with excess manufacturing capacity will adversely affect our earnings. Conversely, if our manufacturing capacity does not keep pace with product demand, or if we experience difficulties in obtaining parts or components needed for manufacturing, we will not be able to fulfill orders in a timely manner which in turn may have a negative effect on our earnings and overall business.

FAILURE TO ADJUST OUR ORDERS FOR PARTS DUE TO CHANGING MARKET CONDITIONS COULD ADVERSELY AFFECT OUR EARNINGS.

     Our earnings would be harmed if we are unable to adjust our orders for parts to market fluctuations. In order to secure components for the production of products, at times we make advance payments to suppliers, or we may enter into non-cancelable purchase commitments with vendors, which could impact our ability to adapt our orders to market demands. By contrast, our results will be materially and adversely impacted if we do not receive sufficient parts to meet our requirements in a timely manner. Certain parts may be available only from a single supplier or a limited number of suppliers. In addition, suppliers may cease manufacturing certain components that are difficult to replace without significant reengineering of our products. Suppliers may also extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR SALES.

     Since we sell our products worldwide, our businesses are subject to risks associated with doing business internationally. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

     -    changes in foreign currency exchange rates;

     - changes in a specific country's or region's political or economic conditions;

     -    trade protection measures and import or export licensing requirements;

     -    potentially negative consequences from changes in tax laws;

     -    difficulty in staffing and managing widespread operations;

     -    differing labor regulations;

     -    differing protection of intellectual property; and

     -    unexpected changes in regulatory requirements.

     For example, our businesses declined in 1998 when Korea and Japan experienced economic difficulties. The recurrence of weakness in these economies or weakness in other international economies could have a significant negative effect on our future operating results.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability, and unexpected changes may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our significant sales, research and development and manufacturing costs. Thus, relatively small declines in revenue could disproportionately affect our operating results in a quarter. For example, when orders declined in the second quarter of 2001, it caused significant negative fluctuations in our operating results.

     Other factors that could affect our quarterly operating results include:

     -    competitive pressures resulting in lower selling prices;

     - changes in the relative portion of our revenue represented by our various products and customers;

     -    changes in the timing of product orders; and

     - our inability to forecast revenue in a given quarter from large system sales.

THE TECHNOLOGY LABOR MARKET IS COMPETITIVE, AND OUR BUSINESSES WILL SUFFER IF WE ARE NOT ABLE TO HIRE AND RETAIN SUFFICIENT PERSONNEL.

     Our future success depends partly on the continued service of our key research, engineering, sales, marketing, manufacturing, executive and administrative personnel. Although there are currently qualified personnel available, the labor market may change in the future. If we fail to retain and hire a sufficient number of these personnel, we will not be able to maintain and expand our businesses. Competition for qualified personnel in the technology area is intense, and we operate in several geographic locations where labor markets are particularly competitive, including the Silicon Valley region of Northern California where our headquarters and central research and development laboratories are located. Although we believe we offer competitive salaries and benefits, certain of our businesses have had to increase spending in order to retain personnel. In addition, due to current economic conditions, we have frozen hiring and cut back significantly on our use of temporary workers. In early April, Agilent announced a temporary 10-percent reduction in pay, effective May 1, 2001. These temporary measures may make it more difficult for us to retain sufficient personnel.

OUR ACQUISITIONS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES MAY RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

     In the normal course of business, we frequently engage in discussions with third parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. Although completion of any one transaction may not have a material effect on our consolidated financial position, results of operations or cash flows taken as a whole, our financial results may differ from the investment community's expectations in a given quarter. Divestiture of a part of our business may result in the cancellation of orders and charges to earnings.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE COMPANIES WE ACQUIRE OR REALIZE THE EXPECTED VALUE FROM ACQUIRING SUCH COMPANIES, AND OUR EFFORTS MAY DIVERT ATTENTION FROM OTHER BUSINESS OPERATIONS.

     Acquisitions and strategic alliances may require us to integrate not only products but also a different company culture, management team and business infrastructure. We may also have to develop, manufacture and market the products of newly-acquired companies in a way that enhances the performance of our combined businesses or product line to realize the value from expected synergies of combining the two companies. Depending on the size and complexity of an acquisition, our successful integration of the entity into Agilent depends on a variety of factors, including:

     -    the hiring and retention of key employees,

     -    management of facilities and employees in separate geographic areas,

     -    retention of key customers, and

     - the integration or coordination of different research and development, product manufacturing and sales programs and facilities.

     All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

OUR SEMICONDUCTOR TECHNOLOGY LICENSING AND SUPPLY ARRANGEMENTS WITH HEWLETT-PACKARD LIMIT OUR ABILITY TO SELL TO OTHER COMPANIES AND COULD RESTRICT OUR ABILITY TO EXPAND OUR BUSINESSES.

     We do not have a license under Hewlett-Packard's patents, patent applications and invention disclosures for, with some exceptions, inkjet products, printer products (including printer supplies, accessories and components), document scanners and computing products. In addition, our ICBD Technology Ownership and License Agreement, which generally covers integrated circuit technology that is used in integrated circuits for Hewlett-Packard's printers, scanners and computers, provides that for a period of three years in some cases and 10 years in other cases we are prohibited, with some exceptions, from using this integrated circuit technology for the development and sale of integrated circuits for use in inkjet products, printer products (including printer supplies, accessories and components), document scanners and computing products to third parties other than Hewlett-Packard.

     Although we have entered into a supply agreement for the sale to Hewlett-Packard of these kinds of integrated circuits, the supply agreement does not require Hewlett-Packard to purchase a minimum amount of product from us. In the event that Hewlett-Packard reduces its purchase of our integrated circuits, we would be unable to address this reduction through sales of these kinds of integrated circuits for these types of products to other customers.

IF DEMAND FOR HEWLETT-PACKARD'S PRINTER, WORKSTATION AND SERVER PRODUCTS DECLINES, OR IF HEWLETT-PACKARD CHOOSES A DIFFERENT SUPPLIER, OUR SEMICONDUCTOR PRODUCTS BUSINESS REVENUE WILL DECLINE SIGNIFICANTLY.

     Historically, our semiconductor products business has sold products to Hewlett-Packard and has engaged in product development efforts with divisions of Hewlett-Packard. For the three and six months ended April 30, 2001, Hewlett-Packard accounted for 5.9% and 6.4%, respectively, of our total net revenue and 31.7% and 32.3%, respectively, of our semiconductor products business' net revenue. In comparison, for the three and six months ended April 30, 2000, Hewlett-Packard accounted for 6.3% and 5.8%, respectively, of our total net revenue and 28.4% and 29.0%, respectively, of our semiconductor products business' net revenue.

WE MAY FACE SIGNIFICANT COSTS IN ORDER TO COMPLY WITH LAWS AND REGULATIONS REGARDING THE MANUFACTURE, PROCESSING,DISTRIBUTION OF CHEMICALS, OR REGARDING NOTIFICATION ABOUT CHEMICALS, AND IF WE FAIL TO COMPLY, WE COULD BE SUBJECT TO CIVIL OR CRIMINAL PENALTIES OR BE PROHIBITED FROM DISTRIBUTING OUR PRODUCTS.

Some of our chemical analysis business' products are used in conjunction with chemicals whose manufacture, processing, distribution and notification requirements are regulated by the United States Environmental Protection Agency under the Toxic Substances Control Act, and by regulatory bodies in other countries with laws similar to the

Toxic Substances Control Act. We must conform the manufacture, processing and distribution of these chemicals to these laws, and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, then we could be made to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

ENVIRONMENTAL CONTAMINATION FROM PAST OPERATIONS COULD SUBJECT US TO UNREIMBURSED COSTS AND COULD HARM ON-SITE OPERATIONS AND THE FUTURE USE AND VALUE OF THE PROPERTIES INVOLVED.

     Some of our properties are undergoing remediation by Hewlett-Packard for known subsurface contamination. Hewlett-Packard has agreed to retain the liability for all known subsurface contamination, perform the required remediation and indemnify us with respect to claims arising out of that contamination. The determination of the existence and cost of any additional contamination caused by us could involve costly and time-consuming negotiations and litigation. In addition, Hewlett-Packard will have access to our properties to perform remediation. While Hewlett-Packard has agreed to minimize interference with on-site operations at those properties, remediation activities and subsurface contamination may require us to incur unreimbursed costs and could harm on-site operations and the future use and value of the properties. We cannot be sure that Hewlett-Packard will fulfill its indemnification or remediation obligations.

     We are indemnifying Hewlett-Packard for any liability associated with contamination from past operations at all other properties transferred from Hewlett-Packard to us other than those properties currently undergoing remediation by Hewlett-Packard. While we are not aware of any material liabilities associated with existing subsurface contamination at any of those properties, subsurface contamination may exist, and we may be exposed to material liability as a result of the existence of that contamination.

ENVIRONMENTAL CONTAMINATION CAUSED BY ONGOING OPERATIONS COULD SUBJECT US TO SUBSTANTIAL LIABILITIES IN THE FUTURE.

     Our semiconductor and other manufacturing processes involve the use of substances regulated under various international, federal, state and local laws governing the environment. We may be subject to liabilities for environmental contamination, and these liabilities may be substantial. Although our policy is to apply strict standards for environmental protection at our sites inside and outside the United States, even if not subject to regulations imposed by foreign governments, we may not be aware of all conditions that could subject us to liability.

WE AND OUR CUSTOMERS ARE SUBJECT TO VARIOUS GOVERNMENTAL REGULATIONS, COMPLIANCE WITH WHICH MAY CAUSE US TO INCUR SIGNIFICANT EXPENSES, AND IF WE FAIL TO MAINTAIN SATISFACTORY COMPLIANCE WITH CERTAIN REGULATIONS, WE MAY BE FORCED TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION, AND WE COULD BE SUBJECT TO CIVIL OR CRIMINAL PENALTIES.

     Our businesses are subject to various other significant international, federal, state and local, health and safety, packaging, product content and labor regulations. These regulations are complex, change frequently and have tended to become more stringent over time. We may be required to incur significant expenses to comply with these regulations or to remedy past violations of these regulations. Any failure by us to comply with applicable government regulations could also result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

     Our products and operations are also often subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation of other agencies such as the United States Federal Communications Commission. We also must comply with work safety rules. If we fail to adequately address any of these regulations, our businesses will be harmed.

     Our chemical analysis products are used in the drug design and production processes to test compliance with the Toxic Substances Control Act, the Federal Food, Drug and Cosmetic Act and similar regulations. Therefore, we must continually adapt our chemical analysis products to changing regulations.

     In addition, the medical device products produced by our healthcare solutions business are subject to regulation by the United States Food and Drug Administration (FDA) and similar international agencies. Their regulations govern a wide variety of product activities from design and development to labeling, manufacturing, promotion, sales and distribution. In the first quarter of 2001, we announced a definitive agreement to sell our healthcare solutions business to Philips. Although we have received U.S. and European antitrust clearance, the sale is contingent upon other customary closing conditions.

WE ARE SUBJECT TO LAWS AND REGULATIONS GOVERNING GOVERNMENT CONTRACTS, AND OUR FAILURE TO ADDRESS THESE LAWS AND REGULATIONS OR COMPLY WITH GOVERNMENT CONTRACTS COULD HARM OUR BUSINESSES.

     We have agreements relating to the sale of our products to government entities and as a result we are subject to various statutes and regulations that apply to companies doing business with the government. The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing terms and conditions that are not applicable to private contracts. We are also subject to investigation for compliance with the regulations governing government contracts. We have received and are responding to formal requests for information by the government regarding our compliance with these terms and regulations, which relate to our contracts for sales of products to certain government agencies. These requests may result in legal proceedings against us or liability which may be significant.

PROVIDING SERVICES TO PHILIPS AFTER THE SALE OF OUR HEALTHCARE SOLUTIONS BUSINESS COULD DISRUPT OUR OPERATIONS.

     We signed a definitive agreement to sell our healthcare solutions business to Koninklijke Philips Electronics ("Philips"), and have received U.S. and European antitrust clearance. The sale is still contingent upon other customary closing conditions. In the event that the transaction is completed, we will be providing transition services to Philips. The provision of such services will require us to redirect resources and could disrupt our operations. However, if the closing of the transaction is delayed or does not occur, we would need to find alternate sources of funding for our future operations and our liquidity could be negatively affected.

THIRD PARTIES MAY CLAIM WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, AND WE COULD SUFFER SIGNIFICANT LITIGATION OR LICENSING EXPENSES OR BE PREVENTED FROM SELLING PRODUCTS.

     Third parties may claim that we are infringing their intellectual property rights, and we may be found to infringe those intellectual property rights. While we do not believe that any of our products infringe the valid intellectual property rights of third parties, we may be unaware of intellectual property rights of others that may cover some of our technology, products and services. Moreover, in connection with future intellectual property infringement claims, we will only have the benefit of asserting counterclaims based on Hewlett-Packard's intellectual property portfolio in limited circumstances, and we will only be able to offer licenses to Hewlett-Packard's intellectual property in order to resolve claims in limited circumstances. In addition, although we believe we have all necessary rights to use the new brand name, our rights to use it may be challenged by others.

     Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increases these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products.

We often rely on licenses of intellectual property useful for our businesses. We cannot assure you that these licenses will be available in the future on favorable terms or at all. In addition, our position with respect to the negotiation of licenses may change as a result of our separation from Hewlett-Packard. Our patent cross-license agreement with Hewlett-Packard gives us a conditional right to sublicense only a portion of Hewlett-Packard's intellectual property portfolio. As a result, in negotiating patent cross-license agreements with third parties, we may be unable to obtain agreements on terms as favorable as we may have been able to obtain if we could sublicense Hewlett-Packard's entire intellectual property portfolio.

THIRD PARTIES MAY INFRINGE OUR INTELLECTUAL PROPERTY, AND WE MAY EXPEND SIGNIFICANT RESOURCES ENFORCING OUR RIGHTS OR SUFFER COMPETITIVE INJURY.

     Our success depends in large part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results.

     Our pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patents or trademark registrations. In addition, our patents may not provide us a significant competitive advantage.

     We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

IF OUR FACTORIES OR FACILITIES WERE TO EXPERIENCE CATASTROPHIC LOSS DUE TO EARTHQUAKE, OUR OPERATIONS WOULD BE SERIOUSLY HARMED.

     Several of our facilities could be subject to a catastrophic loss caused by earthquake due to their location. We have significant facilities in areas with above average seismic activity, such as our production facilities, headquarters and Agilent Laboratories in California and our production facilities in Washington and Japan. If any of these facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue, and result in large expenses to repair or replace the facility. Agilent self-insures against such losses and does not carry catastrophic insurance policies to cover potential losses resulting from earthquakes.

ONGOING POWER SUPPLY PROBLEMS IN CALIFORNIA COULD HARM OUR BUSINESS.

     Our corporate headquarters, a portion of our research and development activities, other critical business operations and a certain number of our suppliers are located in California. California has recently experienced ongoing power shortages, which have resulted in "rolling blackouts." These blackouts could cause disruptions to our operations and the operations of our suppliers, distributors and resellers, and customers. Agilent self-insures against such disruptions and does not carry catastrophic insurance policies to cover potential losses resulting from power shortages. In addition, California has recently experienced rising energy costs that could negatively impact our results.

WE ARE IN THE PROCESS OF DEVELOPING OUR OWN BUSINESS PROCESSES AND INFORMATION SYSTEMS, AND PROBLEMS WITH THE REDESIGN AND IMPLEMENTATION OF THESE PROCESSES AND SYSTEMS COULD INTERFERE WITH OUR OPERATIONS.

     We are in the process of creating business processes and systems to eventually replace our current systems. We may not be successful in implementing these systems and transitioning data. For example, we plan to implement new enterprise resource planning software applications to manage some of our business operations beginning in the first quarter of 2002. Failure to smoothly and successfully implement this and other systems could temporarily interrupt our operations. Failure to successfully move to the new enterprise resource planning systems could adversely impact our ability to run our business. Also, we may not be able to develop and implement these systems before certain of our transitional services agreements with Hewlett-Packard expire.

WE MAY NOT BE ABLE TO REPLACE OR MAY PAY INCREASED COSTS TO REPLACE TRANSITIONAL SERVICES AFTER OUR AGREEMENTS WITH HEWLETT-PACKARD EXPIRE.

     Currently we use Hewlett-Packard's systems to support a portion of our operations, mainly customer support and networks. We also lease and sublease certain office and manufacturing facilities from Hewlett-Packard. We have an agreement with Hewlett-Packard for it to continue to provide these information, administrative and leasing services to us through the end of 2001. We expect to extend the particular agreements with regard to the use of Hewlett-Packard customer support systems for two to three years. We are not developing our own customer support systems at this time, and so we will continue to be dependent on Hewlett-Packard for these systems. In addition, while we are developing our other systems, we will be dependent on Hewlett-Packard for the provision of information technology services that are critical to running our businesses. Many of the systems we currently use are proprietary to Hewlett-Packard and are very complex. After the expiration of these various arrangements, we may not be able to replace the transitional services or enter into appropriate agreements in a timely manner or on terms and conditions, including cost, as favorable as those we receive from Hewlett-Packard. Failure to develop replacement systems in a timely manner or to negotiate agreements with third parties, including Hewlett-Packard, could have a negative impact on our operations.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH HEWLETT-PACKARD WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

     Conflicts of interest may arise between Hewlett-Packard and us in a number of areas relating to our past and ongoing relationships, including:

     - labor, tax, employee benefit, indemnification and other matters arising from our separation from Hewlett-Packard;

     -    intellectual property matters; and

     - the nature, quality and pricing of transitional and other services Hewlett-Packard has agreed or will agree to provide us.

     Nothing restricts Hewlett-Packard from competing with us other than some restrictions on the use of patents licensed to Hewlett-Packard by us.

CONVERSION TO THE EURO MAY CAUSE DISRUPTION TO OUR BUSINESS

We have established a team to address the issues raised by the introduction of the Euro. This team will utilize Hewlett-Packard's legacy customer support systems, as well as our own systems in other areas. The Euro's initial implementation as an alternative currency was effective as of January 1, 1999, and the transition period will continue through January 1, 2002, when the Euro will become the sole currency in participating countries. The team is continuing to work on conversion issues during this transition period. As of the date of this filing, our Euro project and testing is on schedule. To date, the introduction of the Euro has not materially affected our competitive environment and the manner in which we conduct our operations. We will continue to evaluate the potential issues relating to the Euro conversion, including information technology, the functional currency impact in our significant foreign subsidiaries, derivatives and other financial instruments, continuity of contracts, taxation and accounting. However, based on our work to date, we believe that the introduction of the Euro and the phasing out of national currencies is unlikely to have a material adverse effect on our consolidated financial position, liquidity or results of operations.

OUR HISTORICAL 1999 AND 1998 FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY

The historical 1999 and 1998 financial information we have included has been carved out from Hewlett-Packard's consolidated financial statements and does not reflect what our consolidated financial position, results of operations and cash flows would have been, had we been a separate, stand-alone entity during the periods presented. Hewlett-Packard did not account for us as, and we were not operated as, a single stand-alone entity for the 1999 and 1998 periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. We did not make adjustments to reflect the many significant changes that will occur in our cost structure, funding and operations as a result of our separation from Hewlett-Packard, including changes in our employee base, changes in our tax structure, increased costs associated with reduced economies of scale, increased marketing expenses related to establishing a new brand identity and increased costs associated with being a public, stand-alone company.

                     STATEMENT OF MANAGEMENT RESPONSIBILITY

     Agilent Technologies' management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect the effects of certain estimates and judgments made by management.

     Management maintains an effective system of internal control that is designed to provide reasonable assurance that assets are safeguarded and transactions are properly recorded and executed in accordance with management's authorization. The system is continuously monitored by direct management review and by internal auditors who conduct audits throughout the company. We select and train qualified people who are provided with and expected to adhere to Agilent Technologies' standards of business conduct. These standards, which set forth strong principles of business ethics and conduct, are a key element of our control system.

     Our consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. Their audits were conducted in accordance with auditing standards generally accepted in the United States of America, and included a review of financial controls and tests of accounting records and procedures as they considered necessary in the circumstances.

     The Audit and Finance Committee of the Board of Directors, which consists of outside directors, meets regularly with management, the internal auditors and the independent accountants to review accounting, reporting, auditing and internal control matters. The committee has direct and private access to both the internal auditors and the independent accountants.

Edward W. Barnholt                      Robert R. Walker
President and                           Executive Vice President and
Chief Executive Officer                 Chief Financial Officer

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Agilent Technologies, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Agilent Technologies, Inc. and its subsidiaries at October 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
------------------------------

PricewaterhouseCoopers LLP

San Jose, California
June 29, 2001

                           CONSOLIDATED BALANCE SHEET
                (IN MILLIONS, EXCEPT PAR VALUE AND SHARE AMOUNTS)

                                                                                              OCTOBER 31,
                                                                                         ---------------------
                                                                                           2000          1999
                                                                                         -------       -------
ASSETS
Current assets:

  Cash and cash equivalents .......................................................      $   996           $--
  Accounts receivable, net ........................................................        1,938         1,230
  Inventory .......................................................................        1,610         1,240
  Other current assets ............................................................          595           406
                                                                                         -------       -------
     Total current assets .........................................................        5,139         2,876
Property, plant and equipment, net ................................................        1,685         1,316
Goodwill and other intangible assets, net .........................................          467            87
Other assets ......................................................................          442           326
Net investment in discontinued operations .........................................          597           759
                                                                                         -------       -------
     Total assets .................................................................      $ 8,330       $ 5,364
                                                                                         =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ................................................................      $   857       $   510
  Notes payable and short-term borrowings .........................................          110            --
  Employee compensation and benefits ..............................................          679           534
  Deferred revenue ................................................................          322           201
  Other accrued liabilities .......................................................          695           356
                                                                                         -------       -------
     Total current liabilities ....................................................        2,663         1,601
Other liabilities .................................................................          402           381
Commitments and contingencies
Stockholders' equity:
  Preferred stock; $.01 par value; 125,000,000 shares authorized; none issued and
     outstanding ..................................................................           --            --
  Common stock; $.01 par value; 2,000,000,000 shares authorized; 453,976,000 shares at October 31, 2000 and 380,000,000 shares at October 31, 1999 issued and
     outstanding ..................................................................            5             4
  Additional paid-in capital ......................................................        4,508         3,378
  Retained earnings ...............................................................          757            --
  Accumulated comprehensive loss ..................................................           (5)           --
                                                                                         -------       -------
     Total stockholders' equity ...................................................        5,265         3,382
                                                                                         -------       -------
     Total liabilities and stockholders' equity ...................................      $ 8,330       $ 5,364
                                                                                         =======       =======

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CONSOLIDATED STATEMENT OF EARNINGS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                           YEARS ENDED OCTOBER 31,
                                                                      ---------------------------------
                                                                        2000         1999         1998
                                                                      -------      -------      -------
Net revenue:
  Products .....................................................      $ 8,299      $ 5,895      $ 5,797
  Services and other ...........................................        1,062          935          815
                                                                      -------      -------      -------
     Total net revenue .........................................        9,361        6,830        6,612
                                                                      -------      -------      -------
Costs and expenses:
  Cost of products .............................................        4,143        3,098        3,346
  Cost of services and other ...................................          592          529          463
  Research and development .....................................        1,129          879          839
  Selling, general and administrative ..........................        2,573        1,902        1,766
                                                                      -------      -------      -------
     Total costs and expenses ..................................        8,437        6,408        6,414
                                                                      -------      -------      -------
Earnings from continuing operations ............................          924          422          198
Other income (expense), net ....................................           94           41           (7)
                                                                      -------      -------      -------
Earnings from continuing operations before taxes ...............        1,018          463          191
Provision for taxes ............................................          346          157           65
                                                                      -------      -------      -------
Net earnings from continuing operations ........................          672          306          126
Net earnings from discontinued operations
      (net of taxes, note 3)....................................           85          206          131
                                                                      -------      -------      -------
Net earnings ...................................................      $   757      $   512      $   257
                                                                      =======      =======      =======
Net earnings per share -- Basic:
   Net earnings from continuing operations .....................      $  1.49      $  0.81      $  0.33
   Net earnings from discontinued operations ...................      $  0.19      $  0.54      $  0.35
                                                                      -------      -------      -------
   Net earnings ................................................      $  1.68      $  1.35      $  0.68
                                                                      =======      =======      =======
Net earnings per share -- Diluted:
   Net earnings from continuing operations .....................      $  1.48      $  0.81      $  0.33
   Net earnings from discontinued operations ...................      $  0.18      $  0.54      $  0.35
                                                                      -------      -------      -------
   Net earnings ................................................      $  1.66      $  1.35      $  0.68
                                                                      =======      =======      =======
Average shares used in computing net earnings per share:
   Basic .......................................................          449          380          380

   Diluted .....................................................          455          380          380

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                     YEARS ENDED OCTOBER 31,
                                                                               -----------------------------------
                                                                                 2000          1999          1998
                                                                               -------       -------       -------
Cash flows from operating activities:
  Net earnings from continuing operations ...............................      $   672       $   306       $   126
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization ......................................          460           440           449
     Deferred taxes .....................................................          (59)          (12)         (140)
     Non-cash restructuring and asset impairment charges ................            8            51            85
     Gain on sale of equity investments .................................          (29)           --            --
     Gain on divestitures ...............................................         (123)          (50)          (21)
     Changes in assets and liabilities:
       Accounts receivable ..............................................         (697)         (297)           23
       Inventory ........................................................         (361)          (46)          (69)
       Accounts payable .................................................          356            75           (60)
       Taxes on earnings ................................................          235            --            --
       Other current assets and liabilities .............................          153           (63)          127
       Other, net .......................................................          (79)          (63)           22
                                                                               -------       -------       -------
          Net cash provided by operating activities .....................          536           341           542
                                                                               -------       -------       -------
Cash flows from investing activities:
  Investments in property, plant and equipment ..........................         (824)         (429)         (388)
  Dispositions of property, plant and equipment .........................          120            71            78
  Sale of equity investments ............................................           60            --            --
  Purchase of equity investments ........................................          (32)           --            --
  Acquisitions, net of cash acquired ....................................         (634)          (55)           (2)
  Proceeds from dispositions ............................................          234            71            57
  Other, net ............................................................           14             6             5
                                                                               -------       -------       -------
          Net cash used in investing activities .........................       (1,062)         (336)         (250)
                                                                               -------       -------       -------
Cash flows from financing activities:
  IPO proceeds ..........................................................        2,068            --            --
  IPO proceeds transferred to Hewlett-Packard ...........................       (2,068)           --            --
  Issuance of common stock under employee stock plans ...................           84            --            --
  Proceeds from notes payable and short-term borrowings .................          110            --            --
  Financing from (transfer to) Hewlett-Packard ..........................        1,081          (152)         (479)
                                                                               -------       -------       -------
          Net cash provided by (used in) financing activities ...........        1,275          (152)         (479)
                                                                               -------       -------       -------
Net cash provided by discontinued operations ............................          247           147           187
                                                                               -------       -------       -------
Change in cash and cash equivalents .....................................          996            --            --
Cash and cash equivalents at beginning of year ..........................           --            --            --
                                                                               -------       -------       -------
Cash and cash equivalents at end of year ................................      $   996       $    --       $    --
                                                                               =======       =======       =======

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                    ---------------------
                                                               ADDITIONAL    STOCKHOLDER'S                 OTHER          TOTAL
                                         NUMBER OF    PAR       PAID-IN          NET         RETAINED   COMPREHENSIVE  STOCKHOLDERS'
                                           SHARES    VALUE      CAPITAL       INVESTMENT     EARNINGS        LOSS         EQUITY
                                         ---------  -------    ----------    -------------   --------   -------------  ------------
                                                         (IN MILLIONS, EXCEPT NUMBER OF SHARES IN THOUSANDS)
Balance as of October 31, 1997.........         --  $ --       $     --       $  3,110       $     --      $     --       $  3,110
Net earnings ...........................        --    --             --            257             --            --            257
Transfer of net assets from
  Hewlett-Packard Company related
  to the Heartstream acquisition .......        --    --             --            134             --            --            134
Net cash transfers to
  Hewlett-Packard Company ..............        --    --             --           (479)            --            --           (479)
                                          --------  ----       --------       --------       --------      --------       --------
Balance as of October 31, 1998 .........        --    --             --          3,022             --            --          3,022
Net earnings ...........................        --    --             --            512             --            --            512
Net cash transfers to
  Hewlett-Packard Company ..............        --    --             --           (152)            --            --           (152)
Transfer to common stock and
  additional paid-in capital ...........   380,000     4          3,378         (3,382)            --            --             --
                                          --------  ----       --------       --------       --------      --------       --------
Balance as of October 31, 1999 .........   380,000     4          3,378             --             --            --          3,382
Net earnings ...........................        --    --             --             --            757            --            757
Shares issued in the IPO ...............    72,000     1          2,067             --             --            --          2,068
Proceeds from IPO transferred
  to Hewlett-Packard ...................        --    (1)        (2,067)            --             --            --         (2,068)
Shares issued for employee
  benefit plans and other ..............     1,976     1            109             --             --            --            110
Cash funding from Hewlett-Packard ......        --    --          1,858             --             --            --          1,858
Transfer of net assets to
  Hewlett-Packard ......................        --    --           (853)            --             --            --           (853)
Tax benefit associated with
  stock option exercises ...............        --    --             16             --             --            --             16
Other comprehensive loss ...............        --    --             --             --             --            (5)            (5)
                                          --------  ----       --------       --------       --------      --------       --------
Balance as of October 31, 2000 .........   453,976  $  5       $  4,508       $     --       $    757      $     (5)      $  5,265
                                          ========  ====       ========       ========       ========      ========       ========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   OVERVIEW AND BASIS OF PRESENTATION

     Agilent Technologies, Inc. (Agilent) was incorporated in Delaware in May 1999 as a wholly-owned subsidiary of Hewlett-Packard Company (Hewlett-Packard). Agilent authorized 125,000,000 shares of $.01 par value preferred stock and 2,000,000,000 shares of $.01 par value common stock and issued 10,000,000 shares of common stock to Hewlett-Packard. No shares of preferred stock were issued and outstanding.

     Agilent has entered into an agreement to sell its healthcare solutions business to Koninklijke Phillips Electronics, N.V. The results of the healthcare solutions business are presented as discontinued operations for all periods in the consolidated financial statements included herein. See Note 3 "Discontinued operations".

     Effective October 21, 1999, Agilent's board of directors declared a 38-for-one stock split in the form of a stock dividend. As of result of the stock split, common stock issued and outstanding increased to 380,000,000 shares. Shares outstanding and net earnings per share amounts have been adjusted for all periods.

     On November 18, 1999, Agilent launched its initial public offering of 72,000,000 shares of common stock at $30 per share. The net proceeds of the offering of $2.1 billion were paid to Hewlett-Packard as a dividend on November 23, 1999. On April 7, 2000, Hewlett-Packard announced that its board of directors had declared a stock dividend of all of Hewlett-Packard's shares in Agilent. The dividend was distributed on June 2, 2000 (the distribution date), to Hewlett-Packard shareholders of record as of May 2, 2000. The distribution was made on the basis of 0.3814 of an Agilent share for each Hewlett-Packard common share outstanding.

     Agilent's fiscal year end is October 31. Unless otherwise stated, all years and dates refer to Agilent's fiscal year.

     The consolidated 1999 and 1998 financial information was prepared using Hewlett-Packard's historical bases in the assets and liabilities and the historical results of operations of Agilent. Agilent began accumulating retained earnings on November 1, 1999.

     The consolidated 1999 and 1998 financial information includes allocations of certain Hewlett-Packard corporate expenses, including centralized research and development, legal, accounting, employee benefits, real estate, insurance service, information technology services, treasury and other Hewlett-Packard corporate and infrastructure costs. The expense allocations were determined on bases that Hewlett-Packard and Agilent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Agilent. Therefore, the 1999 and 1998 financial information included herein is not indicative of the consolidated financial position, results of operations or cash flows of Agilent in the future or what they would have been had Agilent operated as a separate, stand-alone entity during 1999 and 1998. In 1999, Agilent entered into interim service level agreements with Hewlett-Packard for information technology, financial, accounting, building, legal and other services. See Note 15, "Transactions with Hewlett-Packard."

     Effective November 1, 1999, Agilent began operating as a stand-alone company. In November 1999, Hewlett-Packard transferred to Agilent a majority of the assets and liabilities relating to its businesses and also provided Agilent with cash funding of approximately $1.1 billion. Hewlett-Packard retained some of Agilent's assets and liabilities, including some of its accounts receivable and accounts payable, accrued payroll and related items and taxes payable, except deferred taxes, and transferred to Agilent some of the assets and liabilities related to its business, including some of the accounts receivable, accounts payable and other liabilities of Agilent Technologies Japan, Ltd. (formerly called Hewlett-Packard Japan, Ltd.). In addition, Hewlett-Packard transferred to Agilent $521 million to fund its acquisition of Yokogawa Electric Corporation's 25% ownership of Agilent Technologies Japan, Ltd. In December 1999, Hewlett-Packard provided Agilent with additional cash funding of approximately $200 million based on its and Hewlett-Packard's balance sheets as of October 31, 1999.

     Of the total $1.8 billion of funding received from Hewlett-Packard in 2000, $1.1 billion was classified as net cash provided by financing activities and $0.7 billion was classified among several categories as net cash provided by operating activities in the consolidated statement of cash flows for the year ended October 31, 2000.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation. The accompanying financial data has been prepared by Agilent pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain amounts in the consolidated balance sheet, statement of earnings and cash flow statement for 1999 and 1998 have been reclassified to conform to the presentation in 2000.

     Principles of consolidation. The consolidated financial statements include the accounts of Agilent and its wholly- and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Use of estimates. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in Agilent's consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Revenue recognition. Revenue from product sales, net of trade discounts and allowances, is recognized at the time the product is shipped or upon installation and customer acceptance, if the acceptance criteria are substantive. Provisions are established for estimated costs that may be incurred for product warranties and post-sales support. Revenue from services, including operating leases, is recognized over the contractual period or as services are rendered and accepted by the customer.

     Goodwill and purchased intangible assets. Goodwill and purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic lives of the respective assets, generally three to ten years.

     Advertising. Advertising costs are expensed as incurred and amounted to $178 million in 2000, $117 million in 1999 and $87 million in 1998.

     Taxes on earnings. Income tax expense for 2000 is based on earnings before taxes. Prior to June 3, 2000, Agilent's operating results were included in Hewlett-Packard's consolidated U.S. and state income tax returns and in tax returns of certain Hewlett-Packard foreign subsidiaries. The provision for taxes in Agilent's consolidated financial statements has been determined on a separate-return basis. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

     Net earnings per share. Basic net earnings per share is computed by dividing net earnings (numerator) by the weighted average number of common shares outstanding (denominator) during the period excluding the dilutive effect of stock options and other employee stock plans. Diluted net earnings per share gives effect to all potentially dilutive common stock equivalents outstanding during the period. In computing diluted net earnings per share, the average stock price for the period is used in determining the number of shares assumed to be purchased from the proceeds of stock option exercises.

     Cash and cash equivalents. Agilent classifies investments as cash equivalents if the original maturity of an investment is three months or less. Cash equivalents are stated at cost, which approximates fair value. Prior to 2000, Hewlett-Packard managed cash and cash equivalents on a centralized basis. Cash receipts associated with Agilent's businesses were transferred to Hewlett-Packard on a daily basis and Hewlett-Packard funded Agilent's disbursements. For this reason, Agilent had cash balances of zero in previous years.

     Fair Value of Financial Instruments. The carrying values of certain of the Company's financial instruments, including cash and cash equivalents, accrued compensation, and other accrued liabilities, approximate fair value because of their short maturities. The fair values of investments are determined using quoted market prices for those securities or similar financial instruments.

     Concentration of credit risk. Agilent sells the majority of its products through its direct sales force. No single customer accounted for 10% or more of the combined accounts receivable balance at October 31, 2000 and 1999. Credit risk with respect to accounts receivable is generally diversified due to the large number of entities comprising Agilent's customer base and their dispersion across many different industries and geographies. Agilent performs ongoing credit evaluations of its customers' financial condition, and requires collateral, such as letters of credit and bank guarantees, in certain circumstances.

     Derivative Instruments. Agilent enters into foreign exchange contracts, primarily forwards and purchased options, to hedge exposures to changes in foreign currency exchange rates. These contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and anticipated foreign currency sales and assets and liabilities that are denominated in currencies other than the U.S. dollar. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies; hedging contracts generally mature within six months. Agilent does not use derivative financial instruments for speculative or trading purposes.

     When hedging sales-related exposure, foreign exchange contract expirations are set so as to occur in the same month the hedged shipments occur, allowing realized gains and losses on the contracts to be recognized in net revenue in the same periods in which the related revenues are recognized. Premiums paid related to purchased option contracts are amortized to income over the life of the contract. When hedging balance sheet exposure, realized gains and losses on foreign exchange contracts are recognized in other income (expense), net in the same period as the realized gains and losses on remeasurement of the foreign currency denominated assets and liabilities occur. Discounts or premiums on forward contracts are amortized to income over the life of the contract. The gains and losses, which have not been material, are included in cash flows from operating activities in the consolidated statement of cash flows.

     Agilent may also, from time to time, acquire warrants to purchase securities of other companies as part of strategic relationships.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement, as amended, establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the balance sheet and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 2000. Agilent adopted SFAS 133 during first quarter of 2001 resulting in a cumulative pre-tax reduction in earnings of $41 million ($25 million after-tax) and a pre-tax increase in other comprehensive income of $10 million.

     Inventory. Inventory is valued at standard cost which approximates actual cost computed on a first-in, first-out basis, not in excess of market value.

     Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. Depreciation is provided using accelerated methods, principally over fifteen to forty years for buildings and improvements and three to ten years for machinery and equipment, including equipment leased to customers under operating leases. Depreciation of leasehold improvements is provided using the straight-line method over the life of the asset or the term of the lease or the asset, whichever is shorter.

Impairment of long-lived assets. Agilent continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances are present, Agilent assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, Agilent recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

     Foreign currency translation. Agilent uses the U.S. dollar as its functional currency. Foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for inventory, property, plant and equipment, other assets and deferred revenue which are remeasured at historical exchange rates. Revenue and expenses are generally translated at average exchange rates in effect during each period, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in consolidated net earnings. In 2000, the effect of foreign currency exchange rate fluctuations on Agilent's cash and cash equivalents denominated in foreign currencies was not material.

     Recent accounting pronouncements. Agilent adopted SFAS 133 in the first quarter of fiscal 2001. See "Derivative Instruments," above for a detailed description of the impacts of the adoption.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." In June 2000, the SEC delayed the implementation date of this Staff Accounting Bulletin. This Staff Accounting Bulletin is effective no later than the fourth quarter of Agilent's year 2001. Agilent currently does not believe that the adoption will have a material annual impact on its consolidated financial statements.

3. DISCONTINUED OPERATIONS - MEASUREMENT DATE FOR THE SALE OF AGILENT'S HEALTHCARE SOLUTIONS BUSINESS

     On November 17, 2000, Agilent agreed to sell its healthcare solutions business to Koninklijke Philips Electronics, N.V. ("Philips") for approximately $1.7 billion pursuant to an asset purchase agreement. Agilent and Philips received antitrust clearance for the transaction from the European Union Commission in March 2001. As of May 31, 2001, the U.S. Department of Justice decided to allow the transaction to proceed without challenge. Consequently, Agilent's consolidated financial statements reflect its healthcare solutions business as discontinued operations in accordance with Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB 30"). The financial position, results of operations and cash flows of Agilent's healthcare solutions business have been classified as discontinued, for all periods presented, including the reallocation of general overhead charges to Agilent's remaining business segments. Agilent and Philips expect to complete the transaction before the end of the fiscal year at which time Agilent anticipates recording an after-tax gain in the range of $600 million to $700 million. The amount of the gain is subject to change due to a number of factors, including the valuation of certain assets and liabilities and the length of time to the closing date of the sale.

     The following table shows the component assets and liabilities of Agilent's net investment in its healthcare solutions business.

                                                       OCTOBER 31,  OCTOBER 31,
                                                       -----------  -----------
                                                           2000        1999
                                                           ----        ----
                                                            (IN MILLIONS)
     Current assets ...............................        $516        $662
     Property, plant and equipment, net ...........          56          71
     Goodwill and other intangible assets, net ....          90          55
     Other assets .................................          30          51
     Current liabilities ..........................          95          80
                                                           ----        ----
     Net investment in discontinued operations ....        $597        $759
                                                           ====        ====

     The following table shows the results of operations of Agilent's healthcare solutions business.

                                                              YEARS ENDED OCTOBER 31,
                                                        ----------------------------------
                                                          2000         1999         1998
                                                        -------      -------      -------
                                                                  (IN MILLIONS)
Net revenue ......................................      $ 1,412      $ 1,501      $ 1,340
Costs and expenses ...............................        1,283        1,182        1,096
Earnings from discontinued operations ............          129          319          244
Other income (expense), net ......................           17            5          (39)
                                                        -------      -------      -------
Earnings from discontinued operations before taxes          146          324          205
Provision for taxes ..............................           61          118           74
                                                        -------      -------      -------
Net earnings from discontinued operations ........      $    85      $   206      $   131
                                                        =======      =======      =======

     Certain notes to these consolidated financial statements have been restated to reflect Agilent's presentation of discontinued operations. Generally, information in the notes has been restated where amounts were included in net earnings from, or net investment in, discontinued operations.

4.  ACQUISITIONS AND DISPOSITIONS

     Acquisitions. During 2000, 1999 and 1998, Agilent acquired several companies that were not significant to its financial position, results of operations or cash flows. All of these acquisitions were accounted for under the purchase method. The results of operations of the acquired companies were included prospectively from the date of acquisition and the acquisition cost was allocated to the acquired tangible and identifiable intangible assets and liabilities based on fair market values at the date of acquisition. Residual amounts were recorded as goodwill. In-process research and development write-offs have not been significant. Goodwill is amortized on a straight-line basis over its estimated economic life, generally three to five years except as discussed below. The net book value of goodwill and other intangible assets associated with continuing operations' acquisitions including Yokogawa was $467 million at October 31, 2000 and $87 million at October 31, 1999.

     In July 1999, Hewlett-Packard entered into an agreement with Yokogawa Electric Corporation (Yokogawa) to acquire Yokogawa's 25% equity interest in Agilent Technologies Japan, Ltd. for approximately $521 million. Under the terms of the separation agreement, Agilent assumed Hewlett-Packard's obligations. The agreement specified that Agilent would acquire Yokogawa's minority interest through a series of purchase transactions. In the initial step, which occurred in January 2000, Agilent purchased approximately 10.4% of Agilent Technologies Japan, Ltd. shares from Yokogawa for approximately $206 million. In the second step, which occurred in April 2000, Agilent purchased approximately 10.4% of additional Agilent Technologies Japan, Ltd. shares from Yokogawa for approximately $216 million. Agilent purchased the remaining 4.2% of Agilent Technologies Japan, Ltd. shares owned by Yokogawa in January 2001. Hewlett-Packard has provided the funding for all steps of this transaction. An independent valuation has been performed to determine the portion of the Yokogawa purchase price attributable to Agilent's business and the remaining Hewlett-Packard business and to allocate the purchase price to identifiable assets and liabilities. Of the total purchase price, $391 million is attributable to Agilent's business, of which approximately $278 million is attributable to goodwill and is amortized over 10 years. The net book value of goodwill associated with the two payments for the purchase of approximately 20.8% of Agilent Technologies Japan, Ltd. shares from Yokogawa was approximately $201 million at October 31, 2000. The remainder of the purchase price was allocated to tangible assets. Net investment in discontinued operations as of October 31, 2000 includes $18 million of the goodwill associated with the Yokogawa transaction.

Dispositions. In the fourth quarter of 2000, Agilent entered into a vendor financing agreement with the CIT Group, Inc. ("CIT"), whereby CIT will provide equipment financing and leasing services to Agilent's customers on a global basis. Under the terms of the agreement, CIT established a wholly-owned subsidiary, Agilent Financial Services, Inc. ("AFS"), and is offering financing products to Agilent's customers under this name. CIT, through AFS, will be providing funding and services related to equipment financing to customers in most of Agilent's businesses. These services include credit review, document generation, pricing, invoicing and collections. Agilent also entered into an asset purchase agreement with CIT pursuant to which Agilent has sold them certain portions of its U.S. portfolio of lease assets during the fourth quarter of 2000. Net proceeds from this sales transaction were $234 million and Agilent recognized $197 million in net revenue from continuing operations and $83 million in cost of products from continuing operations. Agilent will be selling additional portions of its portfolio of lease assets to CIT during 2001 pursuant to various asset purchase agreements.

     In 2000, 1999 and 1998, Agilent sold assets related to portions of its businesses to third parties. Gross proceeds from these dispositions were $2 million in 2000, $121 million in 1999 and $57 million in 1998. Gains from the dispositions are included in other income (expense), net, in the consolidated statement of earnings and were not material in 2000, totaled $54 million in 1999 and $21 million in 1998.

     Unaudited pro forma statement of earnings information has not been presented because the effects of these acquisitions and divestitures were not material on either an individual or aggregated basis.

5.  FINANCIAL INSTRUMENTS

     Derivative instruments. The notional amount of all outstanding foreign currency option and forward contracts outstanding was $1.8 billion at October 31, 2000 and $2.5 billion at October 31, 1999. The contracts related to exposures in approximately 20 foreign currencies. The notional amount represents the future cash flows under contracts to both purchase and sell foreign currencies and is not a measure of market or credit exposure. Unrealized gains and losses on hedging contracts amounted to $28 million and $28 million, respectively, at October 31, 2000; and $81 million and $16 million, respectively, at October 31, 1999. Unamortized premiums and realized gains deferred under currency options were not material.

6.  EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominators of the basic and diluted net earnings per share computations for the periods presented below.

                                                                                   FOR THE YEARS ENDED
                                                                                       OCTOBER 31,
                                                                                ------------------------
                                                                                2000      1999      1998
                                                                                ----      ----      ----
                                                                                  (IN MILLIONS, EXCEPT
                                                                                      PER SHARE DATA)
Numerator:
  Net earnings from continuing operations ................................      $672      $306      $126
  Net earnings from discontinued operations ..............................      $ 85      $206      $131
  Net earnings ...........................................................      $757      $512      $257
Denominators:
  Basic weighted average shares ..........................................       449       380       380
  Potentially dilutive common stock equivalents -- stock options and other
     employee stock plans ................................................         6        --        --
                                                                                ----      ----      ----
  Diluted weighted average shares ........................................       455       380       380

     Options to purchase 14,596,000 shares of common stock at a weighted average price of $79 per share were outstanding during 2000 but were not included in the computation of diluted net earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire in 2010, were still outstanding at the end of 2000.

7.   SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for income taxes in 2000 was $546 million. No amounts were paid for income taxes in 1999 and 1998 as Hewlett-Packard made such payments on Agilent's behalf. Cash paid for interest was not material in 2000, 1999 and 1998.

     Non-cash transactions in 2000 primarily related to the issuance of common stock under various employee stock plans in the amount of $44 million and acquisitions in the amount of $25 million.

8.   COMPREHENSIVE EARNINGS

     Other comprehensive earnings are not material for all years presented and therefore are not presented separately.

9.   INVENTORY

                                                          OCTOBER 31,
                                                   ------------------------
                                                    2000              1999
                                                   ------            ------
                                                         (IN MILLIONS)
     Finished goods ...................            $  356            $  444
     Work in progress .................               340               270
     Raw materials ....................               914               526
                                                   ------            ------
                                                   $1,610            $1,240
                                                   ======            ======


10.  PROPERTY, PLANT AND EQUIPMENT, NET

                                                           OCTOBER 31,
                                                    ------------------------
                                                     2000              1999
                                                    ------            ------
                                                         (IN MILLIONS)
     Land ...................................       $   155         $    89
     Buildings and leasehold improvements ...         1,556           1,445
     Machinery and equipment ................         2,109           2,052
                                                    -------         -------
                                                      3,820           3,586
     Accumulated depreciation ...............        (2,135)         (2,270)
                                                    -------         -------
                                                    $ 1,685         $ 1,316
                                                    =======         =======

     Agilent leases certain of its products to customers under operating leases. Equipment on operating leases was $201 million at October 31, 2000 and $219 million at October 31, 1999 and is included in machinery and equipment. Accumulated depreciation related to equipment on operating leases was $49 million at October 31, 2000 and $73 million at October 31, 1999. At October 31, 2000, minimum future rentals on noncancelable operating leases with original terms of one year or longer were not material.

11.  TAXES ON EARNINGS

     The provision for income taxes is comprised of:

                                                     YEARS ENDED OCTOBER 31,
                                                  -----------------------------
                                                   2000        1999        1998
                                                  -----       -----       -----
                                                          (IN MILLIONS)
U.S. federal taxes from continuing operations:
  Current ..................................      $  77       $  63       $ 158
  Deferred .................................        (42)        (15)       (133)
Non-U.S. taxes from continuing operations:
  Current ..................................        310         104          47
  Deferred .................................        (18)          3          (8)
State taxes from continuing operations .....         19           2           1
                                                  -----       -----       -----
Total from continuing operations: ..........        346         157          65

      The significant components of deferred tax assets, which required no valuation allowance, and deferred tax liabilities included on the consolidated balance sheet are:

                                                                            OCTOBER 31,
                                                    -----------------------------------------------------------
                                                              2000                           1999
                                                    ---------------------------     ---------------------------
                                                    DEFERRED         DEFERRED       DEFERRED         DEFERRED
                                                      TAX              TAX            TAX              TAX
                                                     ASSETS         LIABILITIES      ASSETS         LIABILITIES
                                                    --------        -----------      -------        -----------
                                                                          (IN MILLIONS)
Inventory .................................            $157            $  7            $134            $  4
Property, plant and equipment .............              71               5              34               7
Warranty reserves .........................              34              --              21              --
Retiree medical benefits ..................              70              --              83              --
Other retirement benefits .................              15              54              --              70
Employee benefits, other than retirement ..             220              22             178              15
Unremitted earnings of foreign subsidiaries              --             160              --             119
Other .....................................             110              19             106              15
                                                       ----            ----            ----            ----
                                                       $677            $267            $556            $230
                                                       ====            ====            ====            ====

     The current portion of the net deferred tax asset is $304 million at October 31, 2000 and $232 million at October 31, 1999 and is included in other current assets.

     Tax benefits of $16 million in 2000 associated with the exercise of employee stock options was allocated to stockholders' equity.

     The differences between the U.S. federal statutory income tax rate and Agilent's effective tax rate are:

                                                           YEARS ENDED
                                                           OCTOBER 31,
                                                    ----------------------------
                                                    2000        1999        1998
                                                    ----        ----        ----
U.S. federal statutory income tax rate .....        35.0%       35.0%       35.0%
State income taxes, net of federal benefit .         2.1         0.7         0.9
Lower rates in other jurisdictions, net ....        (4.0)       (5.6)       (3.6)
Other, net .................................         0.9         3.9         1.7
                                                    ----        ----        ----
                                                    34.0%       34.0%       34.0%
                                                    ====        ====        ====


     The domestic and foreign components of earnings from continuing operations before taxes are:

                                                           YEARS ENDED OCTOBER 31,
                                                    ------------------------------------
                                                    2000           1999           1998
                                                   -------        -------        -------
U.S. continuing operations .................       $    66        $    84        $    42
Non-U.S. continuing operations .............           952            379            149
                                                   -------        -------        -------
                                                   $ 1,018        $   463        $   191
                                                   =======        =======        =======

     As a result of certain employment and capital investment actions undertaken by Agilent, income from manufacturing activities in certain countries is subject to reduced tax rates, and in some cases is wholly exempt from taxes for years through 2007. The income tax benefits attributable to the tax status of these subsidiaries are estimated to be $41 million in 2000, $31 million in 1999 and $21 million in 1998.

     Agilent has not provided for U.S. federal income and foreign withholding taxes on $761 million of cumulative undistributed earnings of non-U.S. subsidiaries as of October 31, 2000. Such earnings are intended to be reinvested indefinitely. Where excess cash has accumulated in Agilent's non-U.S. subsidiaries and it is advantageous for tax or foreign exchange reasons, subsidiary earnings are remitted.

     See Note 15, "Transactions with Hewlett-Packard," for a description of the tax sharing agreement between Agilent and Hewlett-Packard.

12.  RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

     In August 2000, Agilent announced a restructuring of its healthcare solution business. The restructuring resulted in a workforce reduction through severance programs, as well as consolidation of its business operations. Since the announcement, 396 regular employees located in the United States, Asia Pacific and Europe have accepted severance packages and 200 temporary employees have been terminated. Agilent recognized a $21 million pre-tax restructuring charge comprised of $13 million for estimated severance benefits and $8 million for non-cash asset write downs. The following amounts are included in Agilent's net earnings from discontinued operations: $11 million in cost of products, $4 million in cost of services and other and the remainder is included in other expenses. As of October 31, 2000, $2 million in severance benefits has been paid and charged against the liability. The remainder of the liability is reported as part of Agilent's net investment in discontinued operations and will be utilized during 2001.

     In 1999, we recognized an impairment loss of $51 million related to a building that was under construction for the intended purpose of housing manufacturing operations for eight-inch CMOS semiconductor wafers. At the time construction was stopped, only the building shell was complete. After exhaustive efforts to find a semiconductor manufacturing partner to utilize the building for its initial intended use, management concluded that the highest fair value to be realized from this building was based on selling it for use as an office or general use facility. In 2000, we actively marketed the building shell without success. In late 2000, in response to the increased demand in the wireless semiconductor market and our need to increase gallium arsenide ("GaAs") manufacturing capacity, management decided to resume construction of a portion of the building shell. When completed, this portion of the building will manufacture six-inch GaAs semiconductor wafers. We anticipate that the completed manufacturing facility will be put into service sometime in 2002, at which time depreciation will commence.

     During 1998, we recorded a pre-tax restructuring charge of $163 million related to the transfer of the production of certain semiconductor wafers to a third-party contractor. Of this amount, $138 million was included in cost of products, $7 million in research and development and $18 million in selling, general and administrative expenses. Included in this charge was $85 million for non-cash asset writedowns of equipment that was subsequently abandoned or sold. Also included in this charge was $78 million for employee severance benefits that have been paid. Of the total $163 million charge, $8 million was included in net earnings from discontinued operations as it related to restructuring a portion of the healthcare solutions group.

     Also during 1998, we recorded a pre-tax charge of $37 million for the writedown of an investment in convertible preferred stock of a medical products company to its fair value because management had determined the impairment was not temporary. The full charge was included in net earnings from discontinued operations.


13.  STOCK BASED COMPENSATION

     Employee Stock Purchase Plans. Prior to February 2, 2000, virtually all Agilent employees were able to contribute up to ten percent of their base compensation to the quarterly purchase of Hewlett-Packard's common stock under the Hewlett-Packard Stock Purchase Plan ("the legacy plan"). Under the provisions of the legacy plan, employee contributions to purchase shares were partially matched with shares contributed by Hewlett-Packard. These matching shares generally vested over two years. After February 2, 2000, Agilent implemented the Agilent Employee Stock Purchase Plan ("the Agilent plan") that was similar to the legacy plan and that allowed eligible employees to contribute up to ten percent of their base compensation to the purchase of Agilent common stock. Under the provisions of the Agilent plan, employee contributions were partially matched with shares contributed by Agilent. These matching shares also generally vested over two years. On June 2, 2000, all unvested matching shares of Hewlett-Packard stock held by our employees were forfeited and replaced by similar shares of Agilent common stock. Compensation expense for the matching provision for both the legacy plan and the Agilent plan was measured using the fair value of shares on the date of purchase by Hewlett-Packard for the legacy plan and by Agilent for the Agilent plan and was recognized by Agilent over the two-year vesting period. Compensation expense under both plans included within earnings from continuing operations was $34 million in 2000, $39 million in 1999 and $29 million in 1998. Amounts from 1999 and 1998 were allocated from Hewlett-Packard. At October 31, 2000, 9,802,100 shares of Agilent common stock had been authorized for issuance under the Agilent plan and 2,748,062 of these shares had been issued.

     Effective October 31, 2000, purchases and contributions under the Agilent plan ceased. All unvested matching shares under the Agilent plan will maintain their original vesting terms based on the employee's continued employment with Agilent. Vesting of these matching shares will be completed no later than October 31, 2002.

     Effective November 1, 2000, Agilent adopted a new plan, the Agilent Technologies, Inc. Employee Stock Purchase Plan ("new plan"). Under the provisions of the new plan, eligible employees may contribute up to 10% of their base compensation to purchase shares of Agilent common stock at 85% of the lower of the fair market value at the entry date or purchase date as defined by the new plan. As of November 1, 2000, 35,000,000 shares of Agilent common stock were registered for issuance under the new plan.

     Incentive Compensation Plans. Prior to November 1999, certain of Agilent's employees participated in Hewlett-Packard's stock-based incentive compensation plans under which they received stock options and other equity based awards. On September 17, 1999, Agilent adopted the Agilent Technologies, Inc. 1999 Stock Plan ("the Agilent stock plan") and subsequently reserved 67,800,000 shares of Agilent common stock for issuance under the plan. Stock options, stock appreciation rights, stock awards and cash awards may be granted under the Agilent stock plan. Options granted under the Agilent stock plan may be either "incentive stock options," as defined in section 422 of the Internal Revenue Code, or non-statutory. Options generally vest at a rate of 25 percent per year over a period of four years from the date of grant. The exercise price for incentive stock options may not be less than 100 percent of the fair market value of the underlying Agilent stock on the date the stock award is granted.

     Effective June 2000, a majority of the Hewlett-Packard awards held by Agilent employees were converted to Agilent awards of equivalent value. The conversion of Hewlett-Packard options into Agilent options was done in such a manner that (1) the aggregate intrinsic value of the options immediately before and after the exchange is the same, (2) the ratio of the exercise price per option to the market value per option is not reduced, and (3) the vesting provisions and options period of the replacement Agilent options are the same as the original vesting terms and option period of the Hewlett-Packard options.

     At October 31, 2000, shares available for option and restricted stock grants were 40,000,870. In 2000, discounted options totaling 27,300 shares were granted. Another 2,138,649 discounted options were granted as a result of the conversion of Hewlett-Packard awards held by Agilent employees. The stock based compensation expense related to Agilent employees' discounted options, stock appreciation rights and restricted stock included within earnings from continuing operations was $24 million in 2000, and was not material in 1999 and 1998. Amounts for 1999 and 1998 were allocated from Hewlett-Packard.

     The following table summarizes option activity for the entire plan during the year ended October 31, 2000:

                                                                         SHARES         WEIGHTED AVERAGE
                                                                          (000)          EXERCISE PRICE
                                                                        --------        ----------------
Outstanding options at the beginning of year ...............                  --             $     --
Converted from Hewlett-Packard .............................              17,667                   31
Granted ....................................................              30,202                   59
Exercised ..................................................                (645)                  23
Cancelled ..................................................              (1,333)                  59
                                                                        --------             --------
Outstanding at end of year .................................              45,891             $     48
                                                                        ========             ========
Options exercisable at year-end ............................              10,914             $     26
Weighted-average fair value of options granted and converted
    during the year ........................................                                 $     48

     The following table summarizes information about all options outstanding at October 31, 2000:

                                        OPTIONS OUTSTANDING
                          --------------------------------------------------
                                              WEIGHTED-                                      OPTIONS EXERCISABLE
                                               AVERAGE                               ----------------------------------
                             NUMBER           REMAINING          WEIGHTED-             NUMBER              WEIGHTED-
                          OUTSTANDING        CONTRACTUAL          AVERAGE            EXERCISABLE            AVERAGE
RANGE OF EXERCISE PRICES     (000)              LIFE           EXERCISE PRICE            (000)           EXERCISE PRICE
------------------------  -----------        -----------       --------------        -----------         --------------
$0 -- 25 ...............     4,711           3.2 years           $    12                4,405              $     5
$26 -- 50 ..............    25,192           8.5 years                37                6,032                   33
$51 -- 75 ..............     1,645           9.3 years                65                  276                   61
$76 -- 100 .............    14,026           9.4 years                78                  197                   78
$101 and over...........       317           9.4 years               117                    4                  119
                            ------           ---------           -------              -------              -------
                            45,891                               $    48               10,914              $    26
                            ======                               =======              =======              =======


     Pro Forma Information. Agilent has elected to follow the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for stock-based compensation granted to Agilent employees. Accordingly, compensation expense is recognized only when options are granted with a discounted exercise price. Any compensation expense is recognized ratably over the associated service period, which is generally the option vesting term.

     Pro forma net earnings and net earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123"), has been determined as if Agilent had accounted for all employee stock options granted to Agilent employees under SFAS No. 123's fair value method. The fair value of these options was estimated at grant date using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                           2000             1999            1998
                                          -------         --------        --------
                                            (1)              (2)             (2)
    Risk-free interest rate .......        5.75%            5.53%           5.38%
    Dividend yield ................           0%            1.00%           1.00%
    Volatility ....................          67%              30%             30%
    Expected option life ..........       7 years          7 years         7 years

----------
(1)   Assumptions for Agilent options awarded during 2000.

(2)   Assumptions for Hewlett-Packard Options for the years 1999 and 1998.


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the four-year average vesting period of the options. The pro forma effect of recognizing compensation expense in accordance with SFAS No. 123 would have been to reduce Agilent's reported net earnings by $281 million in 2000, $38 million in 1999, and $20 million in 1998. Had compensation expense been recorded by Agilent in accordance with SFAS No. 123, the effect would have been to reduce basic net earnings per share by $0.63 and diluted net earnings per share by $0.62 in 2000. In comparison, the effect would have been to reduce both basic and diluted net earnings per share by $0.10 and $0.05 in 1999 and 1998, respectively. These pro forma amounts include amortized fair values attributable to options granted after October 31, 1995 only, and therefore are not representative of future pro forma amounts. These amounts were calculated using all options granted to employees across all segments of Agilent's business operations.


14.  RETIREMENT PLANS AND POSTRETIREMENT BENEFITS

     General. Substantially all of Agilent's employees are covered under various Agilent defined benefit plans. Additionally, Agilent sponsors postretirement health care and life insurance benefits to U.S. employees.

     The impact of the sale of our Healthcare Solutions business on our plan assets and benefit obligations is expected to be reflected in our fiscal 2001 Form 10-K, after the sale to Philips is completed. Pension and postretirement plan costs for all periods presented have been restated to reflect the costs included within net earnings from discontinued operations.

     Spin-off from Hewlett-Packard. On or before June 2, 2000, Agilent assumed responsibility for pension, deferred profit-sharing, 401(k) and other post retirement benefits from Hewlett-Packard for current and former employees whose last work assignment prior to the distribution date was with Agilent. These current and former employees are collectively referred to as "Agilent Employees." In the U.S., the Hewlett-Packard Company Retirement Plan and Deferred Profit-Sharing Plan Master Trust, was converted to the Group Trust for the Hewlett-Packard Company Deferred Profit-Sharing Plan and Retirement Plan and the Agilent Technologies, Inc. Deferred Profit-Sharing Plan and Retirement Plan (the "Group Trust") and a pro rata share of the assets of the Group Trust were assigned to the Agilent Retirement Plan Trust and the Agilent Deferred Profit-Sharing Trust. Outside the U.S., generally, a pro rata share of the Hewlett-Packard pension assets, if any, were transferred or otherwise assigned to the Agilent entity in accordance with local law or practice. The pro rata share was in the same proportion as the projected benefit obligation for Agilent Employees was to the total projected benefit obligation of Hewlett-Packard and Agilent combined. For all the periods presented, the consolidated financial statements include the trust assets, liabilities and expenses that were assigned to Agilent.

     Pension and deferred profit-sharing plans. Worldwide pension and deferred profit-sharing costs included in earnings from continuing operations were $69 million in 2000, $111 million in 1999 and $96 million in 1998. 1999 and 1998 amounts were allocations from Hewlett-Packard Plans.

     U.S. employees who meet eligibility criteria are provided benefits under Agilent's Retirement Plan ("Retirement Plan"). Defined benefits are generally based on an employee's average pay during the final five years of employment and length of service. For eligible service through October 31, 1993, the benefit payable under the defined benefit plan is reduced by any amounts due to the eligible employee under Agilent's fixed and frozen defined contribution deferred profit-sharing plan ("DPSP"), which has been closed to new participants.

     The combined status of the Retirement Plan and DPSP for U.S. Agilent Employees follows.

                                                               OCTOBER 31,
                                                        ------------------------
                                                         2000              1999
                                                        ------            ------
                                                             (IN MILLIONS)
Fair value of plan assets ..................            $2,379            $1,907
Retirement benefit obligation ..............            $2,309            $1,864

     Eligible employees outside the U.S. generally receive retirement benefits under various retirement plans based upon factors such as years of service and employee compensation levels. Eligibility is generally determined in accordance with local statutory requirements.

     Postretirement Benefit Plans. In addition to receiving pension benefits, Agilent Employees may participate in Agilent's medical and life insurance plans that provide benefits to U.S. retired employees. Substantially all of Agilent's current U.S. employees could become eligible for these benefits, and the existing benefit obligation relates primarily to those employees. Once participating in the medical plan, retirees may choose from managed-care and indemnity options, with their contributions dependent on options chosen and length of service.

     401(k) plan. Agilent's U.S. eligible employees may participate in Agilent Savings Accumulation Plan (ASAP), a clone of the Tax Savings Capital Accumulation Plan (TAXCAP), as of June 2, 2000, which was established as a supplemental retirement program. Hewlett-Packard's savings plans' assets and liabilities related to Agilent Employees were transferred to Agilent effective June 2, 2000. Beginning February 1, 1998, enrollment in TAXCAP/ASAP became automatic for employees who meet eligibility requirements unless they decline participation. Under the TAXCAP/ASAP program, Agilent matches contributions by employees up to a maximum of 4 percent of an employee's annual compensation. Prior to November 1, 2000, the maximum combined contribution to the Employee Stock Purchase Plan and ASAP was 25 percent of an employee's annual eligible compensation subject to certain regulatory and plan limitations. Agilent's expense included in earnings from continuing operations related to TAXCAP/ASAP was $48 million in 2000, $44 million in 1999 and $42 million in 1998. 1999 and 1998 amounts were allocations from Hewlett-Packard.

     Components of net periodic cost. For the years ended October 31, 2000, 1999 and 1998, net pension and postretirement benefit costs for Agilent are comprised of:

                                                      PENSIONS
                                   -------------------------------------------------      U.S. POSTRETIREMENT
                                        U.S. PLANS                NON-U.S. PLANS             BENEFIT PLANS
                                   ----------------------     ----------------------     ----------------------
                                   2000     1999     1998     2000     1999     1998     2000     1999     1998
                                   ----     ----     ----     ----     ----     ----     ----     ----     ----
                                                                   (IN MILLIONS)
Service cost -- benefits earned
  during the period ...........    $ 74     $ 72     $ 69     $ 51     $ 54     $ 40     $ 10     $ 10     $ 10
Interest cost on benefit
  obligation ..................      35       25       20       39       38       33       18       14       13
Expected return on plan
  assets ......................     (51)     (30)     (25)     (58)     (57)     (41)     (33)     (17)     (15)
Amortization and deferrals:
  Actuarial (gain) loss .......     (12)       3       --       (1)      (4)     (11)     (10)      (6)      (4)
  Transition obligation (asset)      (3)      (3)      (3)      --       --       --       --       --       --
  Prior service cost ..........       2        2        2        1        1        1       (4)      (3)      (4)
                                   ----     ----     ----     ----     ----     ----     ----     ----     ----
Net plan costs ................    $ 45     $ 69     $ 63     $ 32     $ 32     $ 22     $(19)    $ (2)    $ --
                                   ====     ====     ====     ====     ====     ====     ====     ====     ====
Distribution of Net Plan Costs:
  Continuing operations .......    $ 40     $ 62     $ 57     $ 29     $ 29     $ 20     $(17)    $ (2)    $ --
  Discontinued operations .....       5        7        6        3        3        2       (2)      --       --
Net plan costs ................    $ 45     $ 69     $ 63     $ 32     $ 32     $ 22     $(19)    $ (2)    $ --
                                   ====     ====     ====     ====     ====     ====     ====     ====     ====

     Funded status. As of October 31, 2000 and 1999 (assigned to Agilent), the funded status of the defined benefit and postretirement benefit plans is:

                                                                        U.S. DEFINED        NON-U.S. DEFINED     U.S. POSTRETIREMENT
                                                                        BENEFIT PLANS         BENEFIT PLANS        BENEFIT PLANS
                                                                     ------------------    ------------------    -------------------
                                                                      2000        1999      2000        1999      2000        1999
                                                                     ------      ------    ------      ------    ------      -----
                                                                                              (IN MILLIONS)
Change in fair value of plan assets:
  Fair value -- beginning of year ..............................     $ 477       $ 343     $ 706       $ 705     $ 306       $ 189
  Addition of plans ............................................        --          --        --           7        --          --
  Actual return on plan assets .................................       172         152        99          48       110          79
  Employer contributions .......................................        13          60        84          65        --           1
  Participants' contributions ..................................        --          --         7           8         5           4
  Change in population estimate ................................        16         (60)        8        (100)       15          40
  Benefits paid ................................................       (23)        (18)      (10)        (15)      (10)         (7)
  Currency impact ..............................................        --          --       (87)        (12)       --          --
                                                                     -----       -----     -----       -----     -----       -----
  Fair value -- end of year ....................................       655         477       807         706       426         306
                                                                     -----       -----     -----       -----     -----       -----
Change in benefit obligation:
  Benefit obligation -- beginning of year ......................       434         420       773         750       238         204
  Addition/reclassification of plans ...........................        --          --        --           6        14          --
  Service cost .................................................        74          72        51          54        10          10
  Interest cost ................................................        35          25        39          38        18          14
  Participants' contributions ..................................        --          --        --          --         5           4
  Plan amendment ...............................................        --          --        --          --        59          --
  Change in population estimate ................................        12         (40)        7         (99)        5          31
  Actuarial (gain) loss ........................................        53         (25)       48          35       (22)        (18)
  Benefits paid ................................................       (23)        (18)      (10)        (15)      (10)         (7)
  Currency impact ..............................................        --          --       (87)          4        --          --
                                                                     -----       -----     -----       -----     -----       -----
  Benefit obligation -- end of year ............................       585         434       821         773       317         238
                                                                     -----       -----     -----       -----     -----       -----
Plan assets in excess of (less than)

                                                                        U.S. DEFINED        NON-U.S. DEFINED     U.S. POSTRETIREMENT
                                                                        BENEFIT PLANS         BENEFIT PLANS        BENEFIT PLANS
                                                                     ------------------    ------------------    -------------------
                                                                      2000        1999      2000        1999      2000        1999
                                                                     ------      ------    ------      ------    ------      -----
                                                                                              (IN MILLIONS)
  benefit obligation ...........................................        70          43       (14)        (67)      109          68
Unrecognized net actuarial (gain) loss .........................      (160)        (97)      102         105      (304)       (199)
Unrecognized prior service cost (benefit)
  related to plan changes ......................................        10          11         8          10         3         (58)
Unrecognized net transition asset* .............................        --          (3)       (1)         (1)       --          --
                                                                     -----       -----     -----       -----     -----       -----
Net prepaid (accrued) costs ....................................     $ (80)      $ (46)    $  95       $  47     $(192)      $(189)
                                                                     =====       =====     =====       =====     =====       =====
Amounts recognized in the consolidated balance sheet consist of:
 Prepaid (accrued) defined benefit plan costs ..................       (80)        (46)       86          42        --          --
 Prepaid defined benefit plan costs allocated
    to discontinued operations .................................        --          --         9           5        --          --
 (Accrued) post retirement benefits costs ......................        --          --        --          --      (192)       (189)
                                                                     ------      ------    -----       -----     -----       -----
 Net prepaid (accrued) costs ** ................................     $ (80)      $ (46)    $  95       $  47     $(192)      $(189)
                                                                     =====       =====     =====       =====     =====       =====

----------
* Amortized over 15 years for the U.S. plan and over periods ranging from 10 to 22 years for the non-U.S. plans.

** The asset and pension obligation amounts that will be transferred to Royal Phillips Electronics for the sale of Agilent's Healthcare Solutions Group are subject to final adjustment. The final amounts to be transferred to Philips are not expected to be materially different from the estimated amounts

     Plan assets consist primarily of listed stocks and bonds.

     Defined benefit plans whose benefit obligations are in excess of the fair value of the plan assets are:

                                                                      NON-U.S.
                                            U.S. EXCESS               DEFINED
                                           BENEFIT PLANS           BENEFIT PLANS
                                            OCTOBER 31,             OCTOBER 31,
                                         ------------------      ------------------
                                          2000        1999        2000        1999
                                         ------      ------      ------      ------
                                            (IN MILLIONS)           (IN MILLIONS)
Aggregate benefit obligation ........... $ (50)      $ (22)      $(541)      $(681)
Aggregate fair value of plan assets ....    --          --       $ 506       $ 608

     The non-current portion of the liability for retirement and post retirement benefits plans is included in other liabilities and totaled $221 million at October 31, 2000 and $239 million at October 31, 1999.

     Assumptions. The assumptions used to measure the benefit obligations and to compute the expected long-term return on assets for Agilent's defined benefit and postretirement benefit plans are:

                                                                                     YEARS ENDED OCTOBER 31,
                                                                        -------------------------------------------------
                                                                           2000              1999                 1998
                                                                        ---------          ---------           ----------
U.S. defined benefit plan:
  Discount rate..................................................             7.5%              7.25%                 6.5%
  Average increase in compensation levels........................             6.0%               5.0%                 5.0%
  Expected long-term return on assets............................             9.0%               9.0%                 9.0%
Non-U.S. defined benefit plans:
  Discount rate..................................................       3.0 - 6.5%         3.3 - 6.0%           3.0 - 6.5%
  Average increase in compensation levels........................       3.5 - 5.5%         3.5 - 5.3%          3.75 - 5.0%
  Expected long-term return on assets............................       6.1 - 8.5%         6.1 - 8.5%           6.5 - 8.5%
U.S. postretirement benefits plans:
  Discount rate..................................................             7.5%              7.25%                 6.5%
  Expected long-term return on assets............................             9.0%               9.0%                 9.0%
  Current medical cost trend rate................................            7.75%               8.2%                8.65%
  Ultimate medical cost trend rate...............................             5.5%               5.5%                 5.5%
  Medical cost trend rate decreases to ultimate rate in year.....            2007               2007                 2007

     Assumed health care trend rates could have a significant effect on the amounts reported for health care plans. A one-percentage point change in the assumed health care cost trend rates for the year ended October 31, 2000 would have the following effects:

                                                                       1 PERCENTAGE         1 PERCENTAGE
                                                                      POINT INCREASE       POINT DECREASE
                                                                      --------------       --------------
                                                                                 (IN MILLIONS)
    Effect on total service and interest cost components...........         $ 6                  $ (4)
    Effect on postretirement benefit obligations...................         $44                  $(34)

15.  TRANSACTIONS WITH HEWLETT-PACKARD

     On June 2, 2000, all Agilent shares owned by Hewlett-Packard were distributed as a stock dividend to Hewlett-Packard shareholders of record as of May 2, 2000. As a result of this action, Hewlett-Packard is no longer a related party to Agilent as of June 2, 2000.

     Agilent's net revenue from sales of products to Hewlett-Packard was $341 million for the period from November 1, 1999 through June 2, 2000. Agilent's net revenue from sales of products to Hewlett-Packard was $832 million in 1999 and $696 million in 1998.

     In 2000, 1999 and 1998, Agilent purchased certain products from Hewlett-Packard. These products were purchased for inclusion in Agilent products sold to third parties and for internal use. In 2000, Agilent purchased products from Hewlett-Packard at prices that management believes approximated the prices an unrelated party would have paid. These purchases from Hewlett-Packard amounted to approximately $122 million in the period from November 1, 1999 through June 2, 2000. Agilent purchased products from Hewlett-Packard in the amount of $61 million in 1999 and $86 million in 1998. Purchases from Hewlett-Packard at cost for internal use totaled $99 million in 1999 and $65 million in 1998.

     Agilent's costs and expenses during the years ended October 31, 1999 and 1998 included allocations from Hewlett-Packard for centralized research and development, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other Hewlett-Packard corporate and infrastructure costs. These allocations were determined on bases that Hewlett-Packard and Agilent considered to be a reasonable reflection of the utilization of services provided or the benefit received by Agilent. The allocation methods included relative sales, headcount, square footage, transaction processing costs, adjusted operating expenses and others. Allocated costs included in the accompanying consolidated statements of earnings for the years ended October 31, 1999 and 1998 follow.

                                                                       YEARS ENDED
                                                                       OCTOBER 31,
                                                                   -------------------
                                                                    1999          1998
                                                                   -----         -----
                                                                      (IN MILLIONS)
           Costs of products and services....................      $ 188         $ 197
           Research and development..........................        150           143
           Selling, general and administrative...............        432           440

     Agilent has entered into interim service level agreements with Hewlett-Packard covering the provision of various services, including information technology, financial, accounting, building, legal and other services by Hewlett-Packard to Agilent or, in some circumstances, vice versa. These services are generally being provided for fees equal to the actual direct and indirect costs of providing the services plus 5%. The interim service level agreements generally have a term of two years or less from the date of separation from Hewlett-Packard. However, some interim service level agreements, including those for building services and information technology services, may be extended beyond the initial two-year period. If these agreements are extended, their terms will be changed in order that the lessor will receive fair market rental value for the rental component of the building services and cost plus 10% for information technology and other services and non-rental components of building services. The total cost of services Agilent received from Hewlett-Packard was approximately $267 million from November 1, 1999 through June 2, 2000. The total cost of services Hewlett-Packard received from Agilent was approximately $95 million in the same period.

     For purposes of governing certain of the ongoing relationships between Agilent and Hewlett-Packard at November 1, 1999 (the separation date) and thereafter, Agilent and Hewlett-Packard have entered into various agreements. A brief description of each of the agreements follows. Each of these agreements was filed as exhibits to Agilent's Registration Statement on Form S-1.

     Master Separation and Distribution Agreement. The separation agreement contains the key provisions relating to the separation, Agilent's initial funding, initial public offering and the distribution. The agreement lists the documents and items that the parties had to deliver in order to accomplish the transfer of assets and liabilities from Hewlett-Packard to Agilent, effective on the separation date. The agreement also contains conditions that had to occur prior to the initial public offering and the distribution. The parties also entered into ongoing covenants that survive the transactions, including covenants to establish interim service level agreements, exchange information, notify each other of changes in their accounting principles and resolve disputes in particular ways.

     General Assignment and Assumption Agreement. The General Assignment and Assumption Agreement identifies the assets that Hewlett-Packard transferred to Agilent and the liabilities that Agilent assumed from Hewlett-Packard in the separation. In general, the assets that were transferred and the liabilities that were assumed are those that appear on the consolidated balance sheet at October 31, 1999, after adjustment for certain assets and liabilities that were retained by Hewlett-Packard.

     Indemnification and Insurance Matters Agreement. Effective as of the separation date, Agilent and Hewlett-Packard each released the other from any liabilities arising from events occurring on or before the separation date. The agreement also contains provisions governing indemnification. In general, Agilent and Hewlett-Packard will each indemnify the other from all liabilities arising from its business, any of its liabilities, any of its contracts or a breach of the separation agreement. In addition, Hewlett-Packard and Agilent will each indemnify the other against liability for specified environmental matters. Agilent reimbursed Hewlett-Packard for the cost of any insurance coverage from the separation date to the distribution date.

     Employee Matters Agreement. The Employee Matters Agreement allocates responsibility for, and liability related to, the employment of those employees of Hewlett-Packard who have become Agilent employees. The agreement also contains provisions describing Agilent's benefit and equity plans. Agilent established employee benefit plans comparable to those of Hewlett-Packard for its active, inactive and former employees. However, in certain cases, certain of its employees will continue to participate in the Hewlett-Packard benefit plans. The transfer to Agilent of employees at certain of Hewlett-Packard's international operations, and of certain pension and employee benefit plans, may not take place until Agilent receives consents or approvals or has satisfied other applicable requirements.

     Tax Sharing Agreement. The tax sharing agreement provides for Hewlett-Packard's and Agilent's obligations concerning various tax liabilities. The tax sharing agreement provides that Hewlett-Packard generally will pay, and indemnify Agilent if necessary, for all federal, state, local and foreign taxes relating to Agilent's business for any taxable period ending prior to the separation date. In addition, the tax sharing agreement provides that Hewlett-Packard and Agilent make payments between them such that the amount of taxes to be paid by Hewlett-Packard and Agilent after the separation date will be determined, subject to specified adjustments, as if Hewlett-Packard and Agilent and each of their subsidiaries included in Hewlett-Packard's consolidated tax returns had filed their own consolidated, combined or unitary tax return for that period. For U.S. federal income tax purposes, such consolidated return period is November 1, 1999 through June 2, 2000.

     The tax sharing agreement allocates responsibility for various taxes arising from restructurings related to the spinoff between Hewlett-Packard and Agilent. In addition, Agilent will bear 18% of unanticipated taxes related to the distribution where neither party is at fault.

     The tax sharing agreement provides that Agilent will indemnify Hewlett-Packard for any taxes arising out of the failure of the distribution or certain of the transactions related to it to qualify as tax free as a result of actions taken, or the failure to take required actions, by Agilent. Specifically, Agilent is required under the tax sharing agreement to comply with the representations made to the Internal Revenue Service (IRS) in connection with the private letter ruling that has been issued to Hewlett-Packard from the IRS regarding the tax-free nature of the distribution of Agilent's stock by Hewlett-Packard to Hewlett-Packard's stockholders.

     The tax sharing agreement further provides for cooperation with respect to certain tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.

     Real Estate Matters Agreement. The Real Estate Matters Agreement addresses real estate matters relating to the Hewlett-Packard leased and owned properties that Hewlett-Packard transferred to or shares with Agilent. The agreement describes the manner in which Hewlett-Packard transferred to or shares with Agilent various leased and owned properties. The Real Estate Matters Agreement also provided that all costs required to effect the transfers, including landlord consent fees, landlord attorneys' fees, title insurance fees and transfer taxes, were paid by Hewlett-Packard.

     Master IT Service Level Agreement. The Master IT Service Level Agreement governs the provision of information technology services by Hewlett-Packard and Agilent to each other, on an interim basis, until November 1, 2001, unless extended for specific services or otherwise indicated in the agreement. The services include data processing and telecommunications services, such as voice telecommunications and data transmission. Specified charges for such services are generally intended to allow the providing company to recover the direct and indirect cost of providing the services, plus 5% until November 1, 2001 and such costs plus 10% thereafter. The Master IT Service level Agreement also covers the provision of certain additional information technology services identified from time to time after the separation date that were inadvertently or unintentionally omitted from the specified services, or that are essential to effectuate an orderly transition under the separation agreement, so long as the provision of such services would not significantly disrupt the providing company's operations or significantly increase the scope of the agreement.

     In addition, the Master IT Service Level Agreement provides for the replication of some computer systems, including hardware, software, data storage or maintenance and support components. Generally, the party needing the replicated system bears the costs and expenses of replication. Generally, the party purchasing new hardware or licensing new software bears the costs and expenses of purchasing the new hardware or obtaining the new software licenses.

     Intellectual Property Agreements. The Master Technology Ownership and License Agreement, the Master Patent Ownership and License Agreement, the Master Trademark Ownership and License Agreement and the ICBD Technology Ownership and License Agreement together are referred to as the Intellectual Property Agreements. Under the Intellectual Property Agreements, Hewlett-Packard transferred to Agilent its rights in specified patents, specified trademarks and other intellectual property related to Agilent's current business and research and development efforts. Hewlett-Packard and Agilent each are licensed under the other's patents issued on patent applications with effective filing dates before November 1, 2004, subject to field restrictions. Hewlett-Packard and Agilent are also licensed to use technology that has been disclosed to such licensed company or that is in the licensed company's possession as of the separation date, with certain limitations. The agreements include certain rights to sublicense for both parties. Agilent is licensed to use some Hewlett-Packard trademarks, and this license is royalty-bearing after five years.

     Environmental Matters Agreement. Hewlett-Packard has agreed to retain and indemnify Agilent for liabilities associated with properties transferred to Agilent which are undergoing environmental investigation and remediation and for which Hewlett-Packard had accrued a reserve as of the separation date. The purpose of the environmental Matters Agreement is to address, in a general way, Hewlett-Packard's and Agilent's rights and obligations with respect to that investigation and remediation.

16.  NOTES PAYABLE AND SHORT-TERM DEBT

     Notes payable and short-term debt. Notes payable and short-term debt as of October 31, 2000 consisted of notes payable to banks of $106 million and other short-term debt of $4 million dollars. The average interest rate for the notes payable to banks is 7.0%. For 1999, there were no notes payable or short-term debt balances as working capital needs were provided by Hewlett-Packard.

     Lines of Credit. In November 1999, Agilent executed two revolving credit agreements totaling $500 million, with $250 million expiring in one year and $250 million expiring in five years. Interest is based on the Citicorp base rate, a margin over LIBOR, or a fixed rate based on competitive bids. Under the agreements, Agilent must not exceed a defined debt to earnings ratio. As of November 3, 2000, the Company has executed an amended and restated agreement for $250 million expiring in one year. The five-year revolving credit line was extended for an additional year on November 5, 2000. On January 2, 2001, Agilent entered into an additional one-year revolving credit facility for $150 million, which has the same terms and conditions as its existing five-year $250 million and one-year $250 million revolving credit facilities.

17.  COMMITMENTS

     Operating lease commitments. Agilent leases certain real and personal property from unrelated third parties under noncancelable operating leases. Future minimum lease payments under these leases at October 31, 2000 were $79 million for 2001, $74 million for 2002, $62 million for 2003, $55 million for 2004, $50 million for 2005 and $44 million thereafter. Certain leases require Agilent to pay property taxes, insurance and routine maintenance, and include escalation clauses. Rent expense was $69 million in 2000, $102 million in 1999 and $105 million in 1998.

     Agilent Technologies Japan. On July 6, 1999, Hewlett-Packard entered into an agreement with Yokogawa to acquire Yokogawa's 25% equity interest in Agilent Technologies Japan, Ltd. for approximately $521 million. Under the terms of the separation agreement, Agilent assumed Hewlett-Packard's obligations. Agilent has purchased approximately 20.8% of Agilent Technologies Japan Ltd. shares from Yokogawa for $422 million as of October 31, 2000. Agilent purchased the remaining 4.2% in January 2001 for $98 million.

18.  CONTINGENCIES

     Agilent is involved in lawsuits, claims, investigations and proceedings, including patent, commercial and environmental matters that arise in the ordinary course of business. There are no such matters pending that Agilent expects to be material in relation to its business, consolidated financial condition, results of operations or cash flows. See Note 15, "Transactions with Hewlett-Packard," for a discussion of Agilent's indemnification agreement with Hewlett-Packard.

19.  SEGMENT INFORMATION

     Description of segments. Agilent is a diversified technology company that provides enabling solutions to customers in high growth markets within the communications, electronics, and life science industries. Agilent designs and manufactures test, measurement and monitoring instruments, systems and solutions and semiconductors and optical components. The results of our Healthcare Solutions business, previously reported as a segment, are disclosed in Note 3 "Discontinued Operations -- Measurement Date for The Sale of Agilent's Healthcare Solutions Business" above.

     Agilent organizes its business operations into three major groups--test and measurement, semiconductor products, and chemical analysis, each of which comprises a reportable segment. The segments were determined based primarily on how management views and evaluates Agilent's operations. Other factors, including customer base, homogeneity of products, technology and delivery channels, were also considered in determining Agilent's reportable segments. Agilent measures segment performance based on earnings from operations.

     Agilent includes the following businesses:

     - test and measurement, which provides test instruments, standard and customized test, measurement and monitoring systems for the design, manufacture and support of electronic and communication devices, and software for the design of high-frequency electronic and communication devices. The test and measurement business includes operating segments that have been aggregated based on the similarity of the nature of their products and services, their production processes, their class of customers, their distribution methods and their economic characteristics;

     - semiconductor products, which provides fiber optic communications devices and assemblies, integrated circuits for wireless applications, application-specific integrated circuits, optoelectronics and image sensors;

     - chemical analysis, which provides analytical instruments, systems and services for chromatography, spectroscopy and bio-instrumentation.

     Segment revenue and profit. The accounting policies used to derive reportable segment results are generally the same as those described in Note 2, "Summary of Significant Accounting Policies." Internal revenue and earnings from operations include transactions between segments that are intended to reflect an arm's length transfer at the best price available for comparable external customers.

     A significant portion of the segments' expenses arise from shared services and infrastructure that Agilent (Hewlett-Packard for 1999 and 1998) has historically provided to the segments in order to realize economies of scale and to efficiently use resources. These expenses include costs of centralized research and development, legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other Agilent corporate (Hewlett-Packard in 1999 and 1998) infrastructure costs. These expenses are allocated to the segments and the allocations have been determined on bases that Agilent considered to be a reasonable reflection of the utilization of services provided to or benefits received by the segments. A different result could be arrived at for any segment if costs were specifically identified to each segment.

     The following tables reflect the results of Agilent's reportable segments under Agilent's management system. These results are not necessarily a depiction that is in conformity with accounting principles generally accepted in the United States of America. The performance of each segment is measured based on several metrics, including earnings from operations. These results are used, in part, by management, in evaluating the performance of, and in allocating resources to, each of the segments.

                                                TEST AND    SEMICONDUCTOR    CHEMICAL        TOTAL
                                               MEASUREMENT     PRODUCTS      ANALYSIS       SEGMENTS
                                               -----------  -------------    --------       --------
                                                                      (IN MILLIONS)
YEAR ENDED OCTOBER 31, 2000:
External revenue .............................  $ 6,108        $ 2,213       $ 1,040        $ 9,361
Internal revenue .............................       --             51            --             51
                                                -------        -------       -------        -------
Total net revenue ............................  $ 6,108        $ 2,264       $ 1,040        $ 9,412
                                                =======        =======       =======        =======
Depreciation and amortization expense ........  $   168        $   142       $    23        $   333
                                                =======        =======       =======        =======
Earnings from continuing operations ..........  $   658        $   241       $    25        $   924
                                                =======        =======       =======        =======
YEAR ENDED OCTOBER 31, 1999:
External revenue .............................  $ 4,082        $ 1,722       $ 1,026        $ 6,830
Internal revenue .............................        4             40            --             44
                                                -------        -------       -------        -------
Total net revenue ............................  $ 4,086        $ 1,762       $ 1,026        $ 6,874
                                                =======        =======       =======        =======
Depreciation and amortization expense ........  $   152        $   156       $    16        $   324
                                                =======        =======       =======        =======
Earnings from continuing operations ..........  $   239        $   100       $    83        $   422
                                                =======        =======       =======        =======
YEAR ENDED OCTOBER 31, 1998:
External revenue .............................  $ 4,100        $ 1,574       $   938        $ 6,612


                                                TEST AND    SEMICONDUCTOR    CHEMICAL        TOTAL
                                               MEASUREMENT     PRODUCTS      ANALYSIS       SEGMENTS
                                               -----------  -------------    --------       --------
                                                                      (IN MILLIONS)
Internal revenue .............................       --             39            --             39
                                                -------        -------       -------        -------
Total net revenue ............................  $ 4,100        $ 1,613       $   938        $ 6,651
                                                =======        =======       =======        =======
Depreciation and amortization expense ........  $   133        $   205       $    15        $   353
                                                =======        =======       =======        =======
Earnings (loss) from continuing operations ...  $   264        $  (125)      $    59        $   198
                                                =======        =======       =======        =======

RECONCILIATION TO AGILENT, AS REPORTED.

                                                                                    YEARS ENDED OCTOBER 31,
                                                                              -----------------------------------
                                                                                2000         1999           1998
                                                                              -------       -------       -------
                                                                                         (IN MILLIONS)
Net revenue from continuing operations:
  Total reportable segments ................................................  $ 9,412       $ 6,874       $ 6,651
  Elimination of internal revenue ..........................................      (51)          (44)          (39)
                                                                              -------       -------       -------
     Total net revenue, as reported ........................................  $ 9,361       $ 6,830       $ 6,612
                                                                              =======       =======       =======
Earnings from continuing operations before taxes:
  Total reportable segments' earnings from operations ......................  $   924       $   422       $   198
  Other income (expense), net ..............................................       94            41            (7)
                                                                              -------       -------       -------
     Total earnings from continuing operations before taxes, as reported ...  $ 1,018       $   463       $   191
                                                                              =======       =======       =======
Depreciation and amortization expense:
  Total reportable segments ................................................  $   333       $   324       $   353
  Corporate and unallocated ................................................      128           116            96
                                                                              -------       -------       -------
     Total depreciation and amortization expense, as reported ..............  $   461       $   440       $   449
                                                                              =======       =======       =======

     Major Customers. No customer represented 10% or more of Agilent's total net revenue from continuing operations in 2000. In 1999 and 1998, Hewlett-Packard accounted for approximately 12% and 11% of Agilent's total net revenue, respectively. See Note 15 "Transactions with Hewlett-Packard." No other customer represented 10% or more of Agilent's total net revenue from continuing operations in any period presented.

     Segment assets and other items. Segment assets directly managed by the segment primarily consist of accounts receivable, inventory, property, plant and equipment and certain other current and non-current assets. In some cases, several segments may occupy the same location and therefore will share a common building and certain machinery and equipment. In these cases, there will not be a precise correlation between a segment's earnings from operations and the segment's assets. Capital expenditures for each segment also reflect the asset assignment by segment.

     Corporate-held assets not allocated to the segments include property, plant and equipment assigned to corporate functions, equity investments managed at the corporate level, cash held and managed by corporate treasury functions, deferred tax assets and other current and non-current assets managed at the corporate level.

     The equity investment totals disclosed for each segment represent equity investments directly managed by the segment.

                                          TEST AND     SEMICONDUCTOR    CHEMICAL         TOTAL
                                         MEASUREMENT     PRODUCTS       ANALYSIS        SEGMENTS
                                         -----------   -------------    --------        --------
                                                            (IN MILLIONS)
AS OF OCTOBER 31, 2000:
Assets ..................................  $3,637         $1,565         $  595         $5,797
Capital expenditures ....................     389            161             21            571
Investment in equity-method investees ...      16             46             20             82
AS OF OCTOBER 31, 1999:
Assets ..................................  $2,555         $1,014         $  528         $4,097
Capital expenditures ....................     185             96              9            290
Investment in equity-method investees ...      13             15             12             40
AS OF OCTOBER 31, 1998:
Assets ..................................  $2,188         $1,134         $  517         $3,839
Capital expenditures ....................     155            162              8            325
Investment in equity-method investees ...      11             19             --             30

RECONCILIATION TO AGILENT, AS REPORTED.

                                                           OCTOBER 31,
                                                 ------------------------------
                                                   2000       1999        1998
                                                 -------     ------      ------
                                                        (IN MILLIONS)
Assets:
  Total reportable segments ...................  $5,797      $4,097      $3,839
  Unallocated corporate assets ................   1,936         508         426
  Net investment in discontinued operations ...     597         759         657
                                                 ------      ------      ------
  Total assets, as reported ...................  $8,330      $5,364      $4,922
                                                 ======      ======      ======

GEOGRAPHIC INFORMATION.

                                                 UNITED                REST OF THE
                                                 STATES       JAPAN       WORLD       TOTAL
                                                 ------      ------    -----------   ------
                                                                (IN MILLIONS)
Revenue (based on location of customer):
  Year ended October 31, 2000 .............      $3,992      $1,032      $4,337      $9,361
  Year ended October 31, 1999 .............       2,912         759       3,159       6,830
  Year ended October 31, 1998 .............       2,889         777       2,946       6,612
Long-lived assets (all non-current assets):
  October 31, 2000 ........................      $1,316      $  356      $  922      $2,594
  October 31, 1999 ........................         878         237         614       1,729
  October 31, 1998 ........................         874         236         611       1,721

20.  SUBSEQUENT EVENTS

     On January 5, 2001, Agilent acquired Objective Systems Integrators, Inc. ("OSI") for a total purchase price of $716 million. Of this total, $690 million was cash and the remainder represents the fair value of options issued. The purchase method of accounting has been used for this transaction and accordingly goodwill and intangibles of $593 million were created and will be amortized over 3 years.

     On February 20, 2001, Agilent announced that it sold an approximately 40-acre parcel of surplus land in San Jose, California, resulting in a pre-tax gain of approximately $269 million.

     In June 2001, Agilent and Hewlett-Packard agreed in principle to extend Agilent's use of Hewlett-Packard legacy systems for its customer support businesses. Agilent expects to extend and amend the related Hewlett-Packard Service Level Agreements, due to expire in November 2001, for two to three years. Concurrently, Agilent announced the cancellation of the development of replacement systems and is currently assessing the degree to which assets associated with such system development are impaired.

                                QUARTERLY SUMMARY
                                   (UNAUDITED)

                                                                            THREE MONTHS ENDED
                                                            ---------------------------------------------------
                                                            JANUARY 31    APRIL 30     JULY 31      OCTOBER  31
                                                            ----------    --------     -------      -----------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
2000
Net revenue ............................................      $1,851      $2,142        $2,351        $3,017
Cost of products and services and other ................      $  955      $1,069        $1,189        $1,522
Earnings from continuing operations ....................      $  104      $  184        $  189        $  447
Net earnings from continuing operations ................      $   88      $  140        $  143        $  301
Net earnings from discontinued operations ..............      $   43      $   26        $   12        $    4
Net earnings ...........................................      $  131      $  166        $  155        $  305

Net earnings per share -- Basic:
     Net earnings from continuing operations ...........      $ 0.20      $ 0.31        $ 0.31        $ 0.66
     Net earnings from discontinued operations .........      $ 0.10      $ 0.06        $ 0.03        $ 0.01
     Net earnings ......................................      $ 0.30      $ 0.37        $ 0.34        $ 0.67

Net earnings per share -- Diluted:
     Net earnings from continuing operations ...........      $ 0.20      $ 0.31        $ 0.31        $ 0.65
     Net earnings from discontinued operations .........      $ 0.10      $ 0.05        $ 0.03        $ 0.01
     Net earnings ......................................      $ 0.30      $ 0.36        $ 0.34        $ 0.66

Average shares used in computing net Earnings per share:
     Basic .............................................         439         452           453           454
     Diluted ...........................................         440         457           461           462

Range of closing stock prices on NYSE ..................   $40 - 79.25   $71 - 159  $40.75 - 100.75  $38.81 - 63

1999
Net revenue ............................................      $1,492      $1,633        $1,715        $1,990
Cost of products and services and other ................      $  813      $  841        $  925        $1,048
Earnings from continuing operations ....................      $   66      $  140        $  102        $  114
Net earnings from continuing operations ................      $   52      $   94        $   75        $   85
Net earnings from discontinued operations ..............      $   22      $   63        $   60        $   61
Net earnings ...........................................      $   74      $  157        $  135        $  146

Net earnings per share -- Basic and Diluted:
  Net earnings from continuing operations ..............      $ 0.13      $ 0.25        $ 0.20        $ 0.23
  Net earnings from discontinued operations ............      $ 0.06      $ 0.16        $ 0.16        $ 0.16
     Net earnings ......................................      $ 0.19      $ 0.41        $ 0.36        $ 0.39

Average shares used in computing basic and
  diluted net earnings per share .......................         380         380           380           380